Filed Pursuant to Rule 424(b)(5)

Registration No. 333-208334

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.750% Notes due 2028	$500,000,000	99.984%	$499,920,000	$62,240
4.150% Notes due 2048	$700,000,000	99.541%	$696,787,000	$86,750

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Prospectus Supplement

(To Prospectus dated December 4, 2015)

$1,200,000,000

CME Group Inc.

$500,000,000 3.750% Notes due 2028

$700,000,000 4.150% Notes due 2048

We are offering $500,000,000 of our 3.750% notes due 2028 (the “2028 notes”) and $700,000,000 of our 4.150% notes due 2048 (the “2048 notes” and, together with the 2028 notes, the “notes”). The 2028 notes will mature on June 15, 2028 and will bear interest at a rate of 3.750% per year. The 2048 notes will mature on June 15, 2048 and will bear interest at a rate of 4.150% per year. Interest on the notes will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2018.

We may redeem the notes of either series in whole or in part at any time at the applicable redemption prices described in this prospectus supplement under “Description of the Notes—Optional Redemption.”

We intend to use the net proceeds from this offering, together with cash on hand, to finance the payment of the cash consideration due in respect of the NEX Acquisition (as defined herein) and related fees, costs and expenses. This offering is not conditioned upon, and is expected to be consummated before, the completion of the NEX Acquisition. If (i) the NEX Acquisition is not consummated on or before 11:59 p.m. (New York City time) on June 30, 2019 or (ii) the NEX Acquisition is withdrawn, terminated or lapses in accordance with its terms, we will redeem all outstanding 2028 notes and 2048 notes at a redemption price equal to 101% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the special acquisition redemption date.

The notes will be our unsecured obligations and will rank equally with our existing and future unsecured and unsubordinated indebtedness. The notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, including indebtedness under CME Inc.’s clearing house facility. The notes will be issued in registered form only in minimum denominations of $2,000 and multiples of $1,000 in excess thereof.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

	2028 Notes		2048 Notes
	Per Note	Total	Per Note	Total
Public offering price(1)	99.984%	$499,920,000	99.541%	$696,787,000
Underwriting discounts	0.650%	$3,250,000	0.875%	$6,125,000
Proceeds, before expenses, to CME Group Inc.(1)	99.334%	$496,670,000	98.666%	$690,662,000

(1)	Plus accrued interest from June 21, 2018 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company and its participants, including Clearstream Banking, S. A., and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about June 21, 2018.

Joint Book-Running Managers

J.P. Morgan	Barclays	BofA Merrill Lynch

BMO Capital Markets	Credit Suisse	Lloyds Securities

MUFG		Wells Fargo Securities

Co-Managers

Loop Capital Markets	TD Securities	US Bancorp

BNP PARIBAS	Deutsche Bank Securities	The Williams Capital Group, L.P.

Penserra Securities LLC

June 14, 2018

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. This document may only be used in jurisdictions where it is legal to sell these securities. You should assume that the information in this prospectus supplement, the accompanying prospectus and any free writing prospectus is accurate only as of the date of such document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the accompanying prospectus dated December 4, 2015, which is part of our Registration Statement on Form S-3 (Registration No. 333-208334).

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or any free writing prospectus we may provide to you and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer of any of the notes or an invitation on behalf of us or the underwriters or any of them to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

References in this prospectus supplement to “$,” “dollars” and “U.S. dollars” are to the currency of the United States of America.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy and information statements and other materials with the SEC pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act. The public may read and copy any materials we file with the Securities and Exchange Commission, or the SEC, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including CME Group Inc., that file electronically with the SEC.

General information about us, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, is available free of charge through our Internet website at http://www.cmegroup.com/investor-relations. Information on our Internet website is not incorporated into this prospectus supplement or the accompanying prospectus or our other securities filings and is not a part of this prospectus supplement or the accompanying prospectus or our other securities filings.

INCORPORATION BY REFERENCE

The SEC’s rules allow “incorporation by reference” into this prospectus supplement of information contained in documents that we file with the SEC. This permits us to disclose important information to you by referring you to those filed documents. Any information incorporated by reference is an important part of this prospectus supplement, and any information that we file with the SEC and incorporate herein by reference (or that is so filed and deemed incorporated herein by reference) after the date of this prospectus supplement will be deemed automatically to update and supersede this information. The following documents previously filed with the SEC are incorporated herein by reference (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (including portions of our Definitive Proxy Statement for the 2018 Annual Meeting of Shareholders incorporated therein by reference);

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018; and

•	our Current Reports on Form 8-K filed with the SEC on February 13, 2018 (to the extent filed), May 9, 2018, May 15, 2018 and May 24, 2018.

Whenever after the date of this prospectus supplement, and before the termination of the offering of the securities made under this prospectus supplement, we file reports or documents under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, those reports and documents will be deemed to be incorporated by reference into this prospectus supplement from the time they are filed (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules). Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered, without charge, upon written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement, excluding any exhibits other than exhibits that are specifically incorporated by reference in that information. Requests should be directed to the following address or telephone number:

CME Group Inc.

20 South Wacker Drive

Chicago, Illinois 60606

Tel: (800) 331-3332

Email: investors@cmegroup.com

Attention: Investor Relations

FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus supplement and in the accompanying prospectus and the documents incorporated by reference herein and therein, as well as those contained in other written reports and verbal statements, that are not historical facts, including discussions of our expectations regarding future performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “anticipate,” “could,” “should,” “estimate,” “intend,” “may,” “plan,” “expect” and similar expressions, including references to assumptions. These forward-looking statements are based on currently available competitive, financial and economic data, current expectations, estimates, forecasts and projections about the industries in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that might affect our performance are:

•	increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities;

•	our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our customers while maintaining reliability and ensuring that such technology is not vulnerable to security risks;

•	our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the swaps market;

•	our ability to adjust our fixed costs and expenses if our revenues decline;

•	our ability to maintain existing customers, develop strategic relationships and attract new customers;

•	our ability to retain key employees;

•	our ability to expand and offer our products outside the United States;

•	changes in regulations, including the impact of any changes in laws or government policy with respect to our industry, such as any changes to regulations and policies that require increased financial and operational resources from us or our customers;

•	the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others;

•	decreases in revenue from our market data as a result of decreased demand;

•	changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure;

•	the ability of our financial safeguards package to adequately protect us from the credit risks of clearing members;

•	the ability of our compliance and risk management methods to effectively monitor and manage our risks, including our ability to prevent errors and misconduct and protect our infrastructure against security breaches and misappropriation of our intellectual property assets;

•	changes in price levels and volatility in the derivatives markets and in underlying equity, foreign exchange, interest rate and commodities markets;

•	economic, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers;

•	our ability to accommodate increases in contract volume and order transaction traffic and to implement enhancements without failure or degradation of the performance of our trading and clearing systems;

•	our ability to execute our growth strategy and maintain our growth effectively;

•	our ability to manage the risks and control the costs associated with our strategy for acquisitions, investments and alliances;

•	our ability to consummate the NEX Acquisition and achieve the expected cost savings, synergies and other expected strategic benefits from the NEX Acquisition within the time frames indicated or at all;

•	our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business;

•	industry and customer consolidation;

•	decreases in trading and clearing activity;

•	the imposition of a transaction tax or user fee on futures and options on futures transactions and/or repeal of the 60/40 tax treatment of such transactions;

•	failure to maintain our brand’s reputation;

•	the unfavorable resolution of material legal proceedings;

•	the uncertainties of the ultimate impact of the Tax Cuts and Jobs Act of 2017; and

•	other risks detailed in our filings with the SEC.

The factors identified above are believed to be important factors, but not necessarily all of the important factors, that could cause actual results to differ materially from those expressed in any forward-looking statement. Unpredictable or unknown factors could also have material adverse effects on us. All forward-looking statements included in this prospectus supplement and in the documents incorporated by reference herein and in the accompanying prospectus are expressly qualified in their entirety by the foregoing cautionary statements and by the risk factors included in this prospectus supplement and in the documents we incorporate by reference. We caution you not to place undue reliance on any forward-looking statements. Except as required by law, rule or regulation, we undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. Since it is a summary, this section does not contain all the information that you should consider before investing in the notes. You should carefully read the entire prospectus supplement, including the section entitled “Risk Factors,” the accompanying prospectus and the documents we have filed with the SEC that are incorporated by reference herein and in the accompanying prospectus prior to making an investment decision. In this prospectus supplement, unless otherwise stated or the context otherwise requires, the terms “CME Group,” “we,” “us” and “our” refer to CME Group Inc. and its consolidated subsidiaries. The term “CME Inc.” refers to our wholly owned subsidiary Chicago Mercantile Exchange Inc.

Our Company

CME Group serves the risk management and investment needs of customers around the globe.

Through our exchanges, we offer the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural products and metals. We also clear interest rate swaps. More than 80% of our contract volume comes from trades made electronically on our CME Globex electronic trading platform. Our products provide a means for hedging, speculation and allocating assets relating to the risks associated with, among other things, interest rate sensitive instruments, equity ownership, changes in the value of foreign currency and changes in the prices of agricultural, energy and metal commodities. We identify new products by monitoring economic trends and their impact on the risk management and speculative needs of our existing and prospective customers.

We are a global exchange with customer access available all over the world. Our customers consist of professional traders, financial derivatives institutions, institutional and individual investors, major corporations, manufacturers, producers and governments. Customers include both members of the particular exchange and non-members.

Our major product lines are traded primarily through our electronic trading platforms and by our open outcry auction market in Chicago. The CME Globex electronic trading platform is accessible on a global basis nearly 24 hours a day throughout the trading week. In addition, trades can be executed through privately negotiated transactions that are cleared and settled through CME Clearing, our clearing house.

CME Group operates CME Clearing, a division of CME Inc. CME Group’s integrated clearing function is designed to ensure the safety and soundness of our markets. Our clearing services are designed to protect the financial integrity of our markets by serving as the counterparty to every trade, becoming the buyer to each seller and the seller to each buyer, and limiting credit risk. The clearing house is responsible for settling trading accounts, clearing trades, collecting and maintaining performance bond funds, regulating delivery and reporting trading data. CME Clearing marks open positions to market at least twice a day, and requires payment from clearing firms whose positions have lost value and makes payments to clearing firms whose positions have gained value. For select cleared-only markets, positions are marked-to-market daily, with the capacity to mark-to-market more frequently as market conditions warrant. The CME ClearPort front-end system provides access to our flexible clearing services for block transactions and swaps.

A majority of our revenue is derived from clearing and transaction fees, which include electronic trading fees, surcharges for privately-negotiated transactions and other volume-related charges for contracts executed through our trading venues. Our revenues and contract volume tend to increase during periods of economic and geopolitical uncertainty as our customers seek to manage their exposure to, or speculate on, the market volatility resulting from uncertainty. We also receive market data and information services revenue from the dissemination of our market data to subscribers. Subscribers can obtain access to our market data services either directly or through third-party distributors.

Recent Developments

The NEX Acquisition

On March 29, 2018, we and NEX Group plc, a public limited company incorporated in England and Wales (“NEX”), announced an agreement on the terms of a cash and share acquisition of NEX by CME Group and CME London Limited, a wholly-owned subsidiary of CME Group (the “NEX Acquisition”). The NEX Acquisition is to be implemented by means of a scheme of arrangement (the “Scheme”) under Part 26 of the United Kingdom Companies Act 2006, which requires, among others, the approval of NEX shareholders and the sanction of the High Court of Justice in England and Wales (the “Court”). In accordance with the terms of the NEX Acquisition, NEX shareholders will be entitled to receive, for each NEX share, 0.0444 shares of CME Group and 500 pence in cash, representing total consideration of approximately $5.4 billion, including approximately $2.7 billion payable in cash, in each case, as of the date of announcement. We intend to use the net proceeds from this offering, together with cash on hand, to finance the payment of the cash consideration due in respect of the NEX Acquisition and related fees, costs and expenses. See “Use of Proceeds.”

On May 18, 2018, NEX shareholders approved the Scheme at a Court meeting and approved the shareholder resolutions necessary to enable NEX to implement the NEX Acquisition at a general meeting of NEX shareholders. The Court hearing to sanction the Scheme is currently expected to take place in the second half of 2018. The consummation of the NEX Acquisition is also subject to the receipt of antitrust and other regulatory approvals, including from the United Kingdom Competition and Markets Authority (the “CMA”) and under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), as well as other customary closing conditions.

NEX provides electronic trade execution platforms for the over-the-counter (“OTC”) markets and delivers transaction lifecycle management and information services to help its clients optimise their capital, mitigate their risk and reduce their operational costs. NEX is a global business, serving clients in more than 50 countries, and employing almost 2,000 people, with key hubs in the U.K., U.S., Israel, Sweden and Singapore. NEX is organized into three main business lines: (1) NEX Markets, which provides electronic execution platforms and solutions in foreign exchange (EBS) and fixed income products (BrokerTec), (2) NEX Optimisation, which provides OTC post-trade solutions to clients designed to increase efficiency, reduce costs and streamline complex processes, and (3) NEX Opportunities, which invests in selected financial technology companies based on their innovative contributions to capital markets technology.

NEX was formed following the disposal of ICAP plc’s global hybrid voice broking and information business to Tullett Prebon plc in December 2016. The ICAP plc name was sold to Tullett Prebon plc and the remaining business was rebranded NEX Group plc.

Strategic and Financial Rationale for the NEX Acquisition

We believe there is a compelling strategic and financial rationale for undertaking the NEX Acquisition, including due to the following factors:

•

Will improve our offering to customers through the complementary combination of our exchange-traded derivative products and NEX’s OTC products. The scale and liquidity of NEX’s trading platforms combined with the capital efficiencies and risk mitigation enabled by NEX’s post-trade services make NEX highly complementary to, and aligned with, our goal of helping businesses efficiently manage risk. At the same time, the combination should enable us to deliver significant value to customers across the combined set of CME Group and NEX businesses through: (1) streamlined technology and a consolidated operational infrastructure across marketplaces and post-trade service, (2) valuable new efficiencies and risk mitigation services through expansion and improved integration of clearing and post-trade services across listed, OTC cleared and bilateral OTC marketplaces; and (3) expanded and streamlined market data offerings based on the combination of data offerings from CME Group and NEX.

•	Will expand our international footprint and client base in Europe and Asia. Building on our deep roots in Europe and Asia, we believe the NEX Acquisition will transform our global footprint and strengthen our distribution to a broader range of clients and geographies. We currently estimate that the NEX Acquisition will increase our international revenue by over 35% given the substantial portion of NEX’s revenue that has historically originated outside of the U.S.

•	Will provide cost synergies and enhanced combined growth opportunities. We currently estimate that the NEX Acquisition will generate annualized run rate cost synergies of approximately $200 million, which we anticipate to be fully achieved by the end of 2021 (assuming that the NEX Acquisition is completed in 2018). This cost synergy figure has been reported under Rule 28.1 of the United Kingdom City Code on Takeovers and Mergers (the “Takeover Code”). Related reports can be found in the Rule 2.7 Announcement made by CME Group on March 29, 2018, as well as bases of belief, principal assumptions and sources of information regarding the method of calculation of the synergies and the costs to achieve such synergies. We currently estimate that we will incur one-time cash costs of $285 million in connection with realizing such synergies. In addition, we believe the NEX Acquisition will provide additional revenue growth opportunities through our ability to market our existing product offering to NEX’s attractive customer base while also benefiting from the opportunity to cross-sell NEX products.

Bridge Credit Agreement

In connection with the NEX Acquisition, on March 29, 2018, CME Group entered into a 364-Day Bridge Credit Agreement (the “Bridge Credit Agreement”) among the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, for a principal amount of £1.58 billion. The Bridge Credit Agreement is unsecured and contains warranties, representations, covenants and events of default (subject to agreed exceptions, materiality tests and qualifiers, carve outs and grace periods) that are customary for a credit agreement of this nature and substantially similar to our senior credit facility.

The commitments under the Bridge Credit Agreement are to be used to finance the payment of the cash consideration due in respect of the NEX Acquisition and related fees, costs and expenses and are available until the earlier of, among other things, completion of the NEX Acquisition, termination or withdrawal of the NEX Acquisition and April 3, 2019. Certain of the underwriters and/or their affiliates act as agents and/or lenders under the Bridge Credit Agreement. It is anticipated that the commitments under the Bridge Credit Agreement will be reduced on a dollar-for-dollar basis (subject to foreign exchange conversion costs) by the net proceeds from this offering.

CME Group Inc. is a Delaware corporation. Our principal executive offices are located at 20 South Wacker Drive, Chicago, Illinois 60606, and our telephone number is (312) 930-1000.

The Offering

The following summary contains certain material information about the notes and is not intended to be complete. Certain of the terms and conditions described below are subject to important limitations and exceptions. This summary does not contain all the information that may be important to you. For a more complete understanding of the notes, please refer to the “Description of the Notes” section in this prospectus supplement and the “Description of Debt Securities” section in the accompanying prospectus. In this section, the terms “we,” “us” and “our” refer to CME Group Inc. only and not to any of its subsidiaries.

Issuer	CME Group Inc., a Delaware corporation.

Securities Offered	$500,000,000 aggregate principal amount of the 3.750% notes due 2028. $700,000,000 aggregate principal amount of the 4.150% notes due 2048.

Maturity Date	The 2028 notes will mature on June 15, 2028.

The 2048 notes will mature on June 15, 2048.

Interest	Interest on the notes will accrue at the rate of 3.750% per year, in the case of the 2028 notes, and 4.150% per year, in the case of the 2048 notes. Interest on the notes will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2018.

Optional Redemption	We may redeem (i) the 2028 notes, at any time in whole or from time to time in part, prior to March 15, 2028 (three months prior to the maturity date of the 2028 notes) and (ii) the 2048 notes, at any time in whole or from time to time in part, prior to December 15, 2047 (six months prior to the maturity date of the 2048 notes), in each case, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date; and

•	the sum of the present values of the Remaining Scheduled Payments (as defined under “Description of the Notes—Optional Redemption”) in respect of the notes to be redeemed discounted to the redemption date (excluding interest accrued to the redemption date) on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined under “Description of the Notes—Optional Redemption”) plus 15 basis points, in the case of the 2028 notes, and 20 basis points, in the case of the 2048 notes, plus accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date.

Commencing on (i) March 15, 2028 (three months prior to the maturity date of the 2028 notes), in the case of the 2028 notes, and (ii) December 15, 2047 (six months prior to the maturity date of the 2048 notes), in the case of the 2048 notes, we may redeem the notes of either series, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date. See “Description of the Notes—Optional Redemption.”

Special Acquisition Redemption	If (i) the NEX Acquisition is not consummated on or before 11:59 p.m. (New York City time) on June 30, 2019 or (ii) the NEX Acquisition is withdrawn, terminated or lapses in accordance with its terms, we will redeem all outstanding 2028 notes and 2048 notes at a redemption price equal to 101% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the special acquisition redemption date. See “Description of the Notes—Special Acquisition Redemption.”

Ranking	The notes will be our unsecured senior obligations and will:

•	rank senior in right of payment to all of our existing and future subordinated indebtedness;

•	rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness;

•	be effectively subordinated to all of our existing and future secured indebtedness to the extent of the collateral securing such indebtedness; and

•	be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, including indebtedness under CME Inc.’s clearing house facility.

As of March 31, 2018, after giving effect to the offering of the notes but not otherwise giving pro forma effect to the NEX Acquisition, the notes would have ranked equally in right of payment with approximately $2.25 billion of unsecured and unsubordinated indebtedness and would have been structurally subordinated to approximately $0.9 billion of indebtedness and other liabilities of our subsidiaries, including trade payables but excluding $39.1 billion of clearing member cash performance bonds and guaranty fund contributions (for which we have an equal and offsetting asset) and $4.8 billion of deferred tax liabilities. As of March 31, 2018, the entire committed $7.0 billion under CME Inc.’s clearing house facility was undrawn and available and the notes will be structurally subordinated to any indebtedness drawn under such facility.

Substantially all of our revenue is generated, and substantially all of our assets are held, by our subsidiaries.

Repurchase upon Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event (as defined herein), unless we have exercised our option to redeem the notes, we will be required to offer to repurchase the notes at a price equal to 101% of the principal amount of the notes repurchased, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. See “Description of the Notes—Repurchase upon Change of Control Triggering Event.”

Use of Proceeds	We estimate that we will receive proceeds from this offering of approximately $1.18 billion, net of underwriting discounts and expenses. We intend to use the net proceeds from this offering, together with cash on hand, to finance the payment of the cash consideration due in respect of the NEX Acquisition and related fees, costs and expenses. See “Use of Proceeds.”

Form and Denomination	We will issue each series of notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, S.A., or Clearstream, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, or Euroclear, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $2,000 and multiples of $1,000 in excess thereof.

Risk Factors	Investment in the notes involves risks. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-8, as well as other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to invest in the notes.

Governing Law	New York.

Trustee	U.S. Bank National Association.

Summary Consolidated Financial Data of CME Group

The following summary consolidated financial data as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015 have been derived from CME Group’s audited consolidated financial statements which are incorporated by reference herein. The following summary consolidated financial data as of December 2015, 2014 and 2013 and for the years ended December 31, 2014 and 2013 have been derived from CME Group’s audited consolidated financial statements which are not incorporated by reference herein.

The following summary consolidated financial data as of and for the three months ended March 31, 2018 and 2017 have been derived from CME Group’s unaudited consolidated financial statements that include, in management’s opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of CME Group for the periods and as of the dates presented. Quarterly results are not necessarily indicative of results for any subsequent period.

The following financial information is only a summary and you should read it in conjunction with the consolidated financial statements of CME Group and the related notes contained in reports and other information that CME Group has previously filed with the SEC. See “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement.

	As of and for the Three Months Ended March 31,			As of and for the Year Ended December 31,
	2018	2017		2017	2016	2015	2014	2013
	(unaudited)
(dollars in millions)
Income Statement Data:
Total revenues	$1,109.0	$929.3		$3,644.7	$3,595.2	$3,326.8	$3,112.5	$2,936.3
Operating income	740.9	600.9	(2)	2,312.0	2,202.7	1,988.7	1,768.4	1,637.0
Non-operating income (expense)	47.8	106.1		214.3	84.9	(31.9)	3.0	(36.0)
Income before income taxes	788.7	707.0		2,526.3	2,287.6	1,956.8	1,771.4	1,601.0
Net income attributable to CME Group	598.8	399.8		4,063.4	1,534.1	1,247.0	1,127.1	976.8
Balance Sheet Data (end of period):
Cash and cash equivalents	$784.6	$1,287.8		$1,903.6	$1,868.6	$1,692.6	$1,366.1	$2,469.7
Marketable securities	90.4	87.1		90.1	83.3	72.5	74.7	68.4
Total assets	69,919.3	75,476.0		75,791.2	69,369.4	67,359.4	72,228.6	54,263.8
Short-term debt	—	—		—	—	—	—	749.9
Long-term debt	2,233.5	2,231.6		2,233.1	2,231.2	2,229.3	2,095.0	2,093.2
CME Group shareholders’ equity	$22,772.8	$20,554.2		$22,411.8	$20,340.7	$20,551.8	$20,923.5	$21,154.8
Ratio of earnings to fixed charges(1)	24.74x	22.10x		20.22x	17.37x	15.64x	14.07x	10.67x

(1)	The ratio of earnings to fixed charges is calculated by dividing pre-tax adjusted earnings before fixed charges by fixed charges. “Fixed charges” consist of interest incurred and an estimate of interest within rental expense.
(2)	Excludes certain components of net pension expense as these amounts have been reclassified from operating income to non-operating income (expense) for comparability purposes in connection with our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018. Prior period filings have not been restated for this accounting change and prior period amounts have not been updated within this table due to immateriality.

RISK FACTORS

You should carefully consider all the information included in this prospectus supplement, the accompanying prospectus and the documents filed with the SEC that are incorporated by reference in the accompanying prospectus and this prospectus supplement and, in particular, the risk factors described below and the risk factors of CME Group in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference herein and in the accompanying prospectus, before making an investment decision. The risk factors described below or incorporated by reference herein and in the accompanying prospectus are not the only risks we or holders of the notes face. Additional risks not presently known to us or that we currently believe to be immaterial may also impair our business operations or adversely affect holders of the notes, and even the risks described below may adversely affect our business or holders of the notes in ways we have not described or do not currently anticipate. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. In such case, you may lose all or part of your original investment in the notes. In “—Risks Relating to the Notes” below, the terms “we,” “us” and “our” refer to CME Group Inc. only and not to any of its subsidiaries.

Risks Relating to the Notes

The notes are senior unsecured obligations and structurally subordinated to the existing and future liabilities of our subsidiaries; we may be unable to pay interest on or repay the notes.

The notes are our senior unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other existing and future senior unsecured and unsubordinated obligations. The notes are not secured by any of our assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets.

We are a holding company, and our subsidiaries are separate and distinct legal entities from us. Substantially all of our revenue is generated by, and substantially all of our assets are held by, our subsidiaries. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings, cash flow and other business considerations. Our right to receive any assets of any of our subsidiaries upon that subsidiary’s bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors and transaction counterparties in the event of a clearing member default. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in such assets of our subsidiaries and any indebtedness of our subsidiaries senior in right of payment to that held by us. As a consequence, we may not have funds to pay interest on or repay the notes. As of March 31, 2018, after giving effect to the offering of the notes but not otherwise giving pro forma effect to the NEX Acquisition, the notes would have been structurally subordinated to approximately $0.9 billion of indebtedness and other liabilities of our subsidiaries, including trade payables, excluding $39.1 billion of clearing member cash performance bonds and guaranty fund contributions (for which we have an equal and offsetting asset) and $4.8 billion of deferred tax liabilities. In addition, CME Inc. maintains its clearing house facility, a committed $7.0 billion 364-day revolving line of credit that generally provides liquidity to our subsidiaries’ clearing house operations in the event of clearing member default, a liquidity constraint or default by a depositary (custodian for our collateral) or in the event of a temporary disruption with the domestic payments system that would delay payment of settlement variation between us and our clearing firms, under which CME Inc. has the option to request an increase in the line of credit to $10.0 billion. As of March 31, 2018, the entire committed $7.0 billion was undrawn and available under the clearing house facility.

Downgrades or other changes in our credit ratings could affect our financial results and reduce the market value of the notes.

Each series of notes will be rated by at least one nationally recognized statistical rating organization. A rating is not a recommendation to purchase, hold or sell any particular security, including the notes, since a rating does not predict the market price of a particular security or its suitability for a particular investor. A rating organization may lower our rating or decide not to rate our securities in its sole discretion. The rating of our debt securities is based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due on our debt securities and the ultimate payment of principal of our debt securities on the final maturity date. Any ratings downgrade could increase our cost of borrowing or require certain actions to be performed to rectify such a situation. The reduction, suspension or withdrawal of the ratings of either series of notes will not constitute an event of default under the indenture governing the notes. No report of any rating agency forms a part of, or is incorporated by reference into, this prospectus supplement.

Our credit ratings may not reflect all risks of your investments in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes, additional factors discussed above and other factors that may affect the value of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

If active trading markets do not develop for the notes, you may be unable to sell your notes or to sell your notes at prices that you deem sufficient.

Each series of notes is a new issue of securities for which there currently is no established trading market. We do not intend to apply for listing of either series of notes on any securities exchange or for quotation of either series of notes on any inter-dealer quotation system. While the underwriters have advised us that they intend to make a market in each series of notes, the underwriters will not be obligated to do so and may stop their market making for either or both series of notes at any time. No assurance can be given:

•	that a market for either series of notes will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell your notes or the prices at which you may be able to sell your notes.

If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering prices. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects.

Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time.

If we do not consummate the NEX Acquisition on or before June 30, 2019, or if, prior to such date, the NEX Acquisition is withdrawn, terminated or lapses in accordance with its terms, the notes will be redeemed and, as a result, you may not obtain your expected return on the notes.

Our ability to consummate the NEX Acquisition is subject to various closing conditions, certain of which are beyond our control. See “—Risks Relating to the NEX Acquisition.” We are required to redeem all of the notes in the event that we do not consummate the NEX Acquisition on or before June 30, 2019, or if, prior to such date, the NEX Acquisition is withdrawn, terminated or lapses in accordance with its terms, at a redemption price equal to 101% of the principal amount of such notes, plus accrued and unpaid interest to, but excluding, the redemption date. See “Description of the Notes—Special Acquisition Redemption.” If such notes are redeemed pursuant to the special acquisition redemption, you may not obtain your expected return on the notes and may not be able to reinvest the proceeds from a special acquisition redemption in an investment that results in a comparable return.

Your decision to invest in the notes is made at the time of the offering of the notes. The terms of the NEX Acquisition may be amended or modified (including, in each case, in material respects) without noteholder consent. Holders of the 2028 notes and the 2048 notes will have no rights under the special acquisition redemption provision as long as the NEX Acquisition is consummated on or prior to June 30, 2019, nor will such holders have any right to require us to redeem their notes if, between the closing of the notes offering and the closing of the NEX Acquisition, we or NEX experience any changes in our or their business or financial condition or the terms of the NEX Acquisition change.

We may be unable to redeem the notes in the event of a special acquisition redemption.

If we do not consummate the NEX Acquisition on or before June 30, 2019, or the NEX Acquisition is withdrawn, terminated or lapses in accordance with its terms, we will be required to redeem all of the outstanding 2028 notes and 2048 notes at a redemption price equal to 101% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. See “Description of the Notes—Special Acquisition Redemption.” While we intend to deposit the net proceeds from this offering into an escrow account which was previously established in connection with funding the cash portion of the purchase price for the NEX Acquisition, we will not be required to use the funds deposited into the escrow account to fund the above described special acquisition redemption or any other redemption or repurchase of the notes, even if the NEX Acquisition is not consummated on or before June 30, 2019. Accordingly, we will need to fund any special acquisition redemption using cash on hand, proceeds of this offering that we have voluntarily retained in the escrow account or from other sources of liquidity. Therefore, in the event of a special acquisition redemption, we may not have sufficient funds to redeem any or all of the notes.

The definition of a Change of Control requiring us to repurchase the notes is limited, and the market price of the notes may decline if we enter into a transaction that is not a Change of Control under the indenture governing the notes.

The term “Change of Control” (as defined under the indenture governing the notes) is limited in terms of its scope and does not include every event that might cause the market value of the notes to decline. Furthermore, we are required to repurchase the notes of a series upon a Change of Control only if, as a result of such Change of Control, such notes receive a reduction in rating below investment grade and the rating agency assigning such rating expressly links the reduction in rating to the Change of Control. As a result, our obligation to repurchase either series of notes upon the occurrence of a Change of Control is limited and may not preserve the value of such notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

Holders of the notes may require us to repurchase their notes upon a Change of Control Triggering Event, as defined under “Description of the Notes—Repurchase Upon Change of Control Triggering Event.” We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price of such notes and any other then existing indebtedness that may be tendered by the lenders thereof in such a circumstance. Furthermore, under the terms of our senior credit facility, a Change in Control (as defined therein) constitutes an event of default, and the terms of our then existing indebtedness or other agreements may contain financial covenants, events of default or other provisions that could be violated if a Change of Control were to occur or if we were required to repurchase either series of notes or repurchase or repay other indebtedness containing a similar repurchase or repayment requirement.

The indenture governing the notes will not limit our ability to incur future indebtedness, pay dividends, repurchase securities, engage in transactions with affiliates or engage in other activities, which could adversely affect our ability to pay our obligations under the notes.

The indenture governing the notes does not contain any financial covenants and contains only limited restrictive covenants. The indenture governing the notes will not limit our or our subsidiaries’ ability to incur additional indebtedness, issue or repurchase securities, pay dividends or engage in transactions with affiliates. We, therefore, may pay dividends and incur additional debt, including secured indebtedness in certain circumstances or indebtedness by, or other obligations of, our subsidiaries to which the notes would be structurally subordinated. Our ability to incur additional indebtedness and use our funds for numerous purposes may limit the funds available to pay our obligations under the notes.

As of March 31, 2018, after giving effect to the offering of the notes but not otherwise giving pro forma effect to the NEX Acquisition, we would have had outstanding, in addition to the notes, approximately $2.25 billion of senior notes, or the existing notes, which have the benefit of covenants and events of default similar to, but more restrictive in some respects than, the corresponding covenants and events of default applicable to the notes. If there were to arise circumstances that give rise to an event of default under the existing notes but not under the notes, holders of the existing notes might be able to exercise rights that holders of the notes would not have.

Risks Relating to the NEX Acquisition

The NEX Acquisition is subject to various closing conditions as well as other uncertainties, and there can be no assurances as to whether and when it may be completed. Failure to complete or delays in the completion of the NEX Acquisition could negatively impact our stock price and our future business and financial results.

The consummation of the NEX Acquisition is subject to a number of conditions, including the receipt of antitrust approvals from the CMA and under the HSR Act, as well as regulatory approvals and the sanction of the Court. A number of the conditions are not within our or NEX’s control, and it is possible that such conditions may prevent, delay or otherwise materially adversely affect the completion of the NEX Acquisition. We cannot predict with certainty whether and when any of the required conditions will be satisfied or if another uncertainty may arise. If the NEX Acquisition does not receive, or timely receive, the required approvals, or if another event occurs that delays or prevents the NEX Acquisition, such delay or failure to complete the NEX Acquisition and the acquisition process may cause uncertainty or other negative consequences that may materially impact our business, financial condition and results of operations and, to the extent that the current price of our Class A common stock reflects an assumption that the NEX Acquisition will be completed, the price per share for our Class A common stock could be negatively impacted. In addition, even if any such negative consequences occur, holders of the notes will have no rights under the special acquisition redemption provision as long as the NEX Acquisition is consummated on or prior to June 30, 2019.

We may be unable to successfully integrate NEX’s business with our business and realize the anticipated benefits of the NEX Acquisition.

The success of the NEX Acquisition will depend, in part, on our ability to integrate NEX’s business with our business, and realize the anticipated benefits, from the integration. If we are unable to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits may not be realized fully or at all, or may take longer to realize than expected.

The NEX Acquisition will involve the integration of NEX’s business with our existing business, which is a complex, costly and time-consuming process. The integration of NEX’s business may result in material challenges, including, without limitation:

•	the diversion of management’s attention from ongoing business concerns and performance shortfalls at CME Group as a result of the devotion of management’s attention to the NEX Acquisition;

•	maintaining employee morale and retaining key management and other employees;

•	the possibility of faulty assumptions underlying expectations regarding the integration process;

•	the inability to realize anticipated revenues, synergies, cost savings or business expansion opportunities;

•	retaining existing business and operational relationships and attracting new business and operational relationships;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations;

•	coordinating geographically separate organizations;

•	unanticipated issues in integrating information technology, communications and other systems; and

•	unforeseen expenses or delays associated with the NEX Acquisition.

Many of these factors will be outside of our control and any one of them could result in delays, increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact our business, financial condition and results of operations.

We will incur significant transaction costs as a result of the NEX Acquisition.

We expect to incur significant one-time transaction costs related to the NEX Acquisition. These transaction costs include investment banking, legal and accounting fees and expenses and filing fees and other related charges. CME Group and NEX may also incur additional unanticipated transaction costs in connection with the NEX Acquisition. A portion of the transaction costs related to the NEX Acquisition will be incurred regardless of whether the NEX Acquisition is completed. Additional costs will be incurred in connection with integrating the two companies’ businesses. Costs in connection with the NEX Acquisition and integration may be higher than expected. These costs could adversely affect our financial condition, results of operations and cash flows of the combined business.

The NEX Acquisition may expose us to significant liabilities that could adversely affect our business, financial condition and results of operations.

The NEX Acquisition may expose us to significant liabilities relating to the operation of NEX. These liabilities could include, but are not limited to, employment or severance-related obligations under applicable law or other benefits arrangements, pending or threatened legal claims, liabilities resulting from ongoing settlement negotiations, warranty or similar liabilities to customers, and claims by or amounts owed to vendors. Particularly in international jurisdictions, the NEX Acquisition, or our decision to independently enter new international markets where NEX previously conducted business, could also expose us to tax liabilities and other amounts owed by NEX. The incurrence of such unforeseen or unanticipated liabilities, should they be significant, could have a material adverse effect on our business, financial condition and results of operations.

The Takeover Code restricts CME Group’s ability to cause NEX to complete the NEX Acquisition and limits the relief CME Group may obtain in the event NEX’s Board of Directors withdraws its support of the NEX Acquisition.

The Takeover Code limits the contractual commitments that may be obtained from NEX to take actions in furtherance of the NEX Acquisition, and NEX’s Board of Directors may, if its fiduciary duties so require, withdraw its recommendation in support for the NEX Acquisition, and withdraw the scheme of arrangement, at any time prior to the scheme of arrangement becoming effective. The Takeover Code does not permit NEX to pay any break fee to CME Group if the NEX Board of Directors does so, nor can NEX be subject to any restrictions on soliciting or negotiating other offers or transactions involving NEX other than the restrictions that arise under the Takeover Code against undertaking actions or entering into agreements which might frustrate CME Group’s takeover offer for NEX.

Even if a material adverse change to NEX’s business or prospects were to occur prior to closing, we may not be able to invoke the offer conditions and terminate the NEX Acquisition.

Under the Takeover Code, and except for a limited number of conditions, such as the approval of the share issuance proposal in connection with the NEX Acquisition and the NEX shareholder approval (or the minimum acceptance condition if the NEX Acquisition is implemented by way of a takeover offer) we may invoke a condition to the NEX Acquisition to cause the NEX Acquisition not to proceed only if the Panel is satisfied that the circumstances giving rise to that condition not being satisfied are of material significance to CME Group in the context of the NEX Acquisition. Because of this Panel consent requirement, the conditions, including as to a material adverse change affecting NEX, may provide us less protection than the customary conditions in an offer for a U.S. domestic company.

USE OF PROCEEDS

We estimate that we will receive proceeds from this offering of approximately $1.18 billion, net of underwriting discounts and expenses.

If the NEX Acquisition is consummated, we intend to use the net proceeds from this offering, together with cash on hand, to finance the payment of the cash consideration due in respect of the NEX Acquisition and related fees, costs and expenses. We intend to deposit the net proceeds from this offering into an escrow account which was previously established in connection with funding the cash portion of the purchase price for the NEX Acquisition. However, we will not be required to use funds deposited into the escrow account to fund any special acquisition redemption or other redemption or repurchase of the notes, even if the NEX Acquisition is not consummated on or before June 30, 2019.

Certain of the underwriters and/or their affiliates act as agents and/or lenders under the Bridge Credit Agreement. It is anticipated that the commitments under the Bridge Credit Agreement will be reduced on a dollar-for-dollar basis (subject to foreign exchange conversion costs) by the net proceeds from this offering.

This offering is not conditioned upon, and is expected to be consummated before, the completion of the NEX Acquisition. If (i) the NEX Acquisition is not consummated on or before 11:59 p.m. (New York City time) on June 30, 2019 or (ii) the NEX Acquisition is withdrawn, terminated or lapses in accordance with its terms, we will redeem all outstanding 2028 notes and 2048 notes at a redemption price equal to 101% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the special acquisition redemption date. See “Description of the Notes—Special Acquisition Redemption.”

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and marketable securities and our capitalization as of March 31, 2018 on an actual basis and on an as adjusted basis to give effect to this offering. This table should be read together with “Description of Certain Other Indebtedness” and the consolidated financial statements and related notes and other information appearing in our reports that are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation by Reference” and “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2018
	Actual	As Adjusted(1)
	(unaudited, in millions)
Cash and cash equivalents	$784.6	$784.6
Marketable securities	90.4	90.4

Total cash and cash equivalents and marketable securities	$875.0	$875.0

Short-term debt
Commercial paper(2)	$—	$—
CME Inc. clearing house facility(3)	—	—

Total short-term debt	—	—
Long-term debt
Commercial paper(2)	—	—
Senior credit facility(4)	—	—
3.00% notes due 2022(5)	746.2	746.2
3.00% notes due 2025(6)	745.1	745.1
5.30% notes due 2043(7)	742.2	742.2
3.750% notes due 2028 offered hereby(8)	—	499.9
4.150% notes due 2048 offered hereby(9)	—	696.8

Total long-term debt	2,233.5	3,430.2

Total shareholders’ equity	22,772.8	22,772.8

Total capitalization	$25,006.3	$26,203.0

(1)	The “as adjusted” column does not give pro forma effect to the NEX Acquisition, including indebtedness expected to be assumed in connection with the NEX Acquisition. As of March 31, 2018, NEX had approximately £511 million in outstanding borrowings, £125 million of which is scheduled to mature in July 2018 and £306 million of which is scheduled to mature in March 2019.
(2)	There was no commercial paper outstanding at March 31, 2018.
(3)	The CME Inc. clearing house facility consists of a $7.0 billion 364-day revolving line of credit that supports our clearing house operations. Under the terms of the credit agreement governing the facility, CME Inc. has the option to increase the line of credit to up to $10.0 billion with the consent of the lenders’ agent and the lenders providing the additional funds. See “Description of Certain Other Indebtedness—Revolving Line of Credit (Clearing House Facility).”
(4)	The multi-currency revolving senior credit facility provides for revolving loans of up to $2.25 billion. Under the terms of the credit agreement governing the facility, we have the option to increase the commitments to up to $3.0 billion with the consent of the lenders providing the additional funds (the inclusion of any new lenders as part of such increase being subject to the approval of the lenders’ agent and certain of the existing lenders). See “Description of Certain Other Indebtedness—Senior Credit Facility.”
(5)	The amount shown is the aggregate principal amount net of unamortized discount and unamortized debt issuance costs of $3.8 million.

(6)	The amount shown is the aggregate principal amount net of unamortized discount and unamortized debt issuance costs of $4.9 million.
(7)	The amount shown is the aggregate principal amount net of unamortized discount and unamortized debt issuance costs of $7.8 million.
(8)	The amount shown on an as adjusted basis is the aggregate principal amount net of unamortized discount of $0.1 million.
(9)	The amount shown on an as adjusted basis is the aggregate principal amount net of unamortized discount of $3.2 million.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Set forth below is a summary of certain outstanding indebtedness and other financing arrangements of CME Group Inc. and its subsidiaries. The following summary is not a complete description of the terms of these debt obligations and financing arrangements and is qualified in its entirety by reference to the applicable governing agreements, which are included as exhibits to CME Group Inc. filings with the SEC incorporated by reference in this prospectus supplement and the accompanying prospectus or are otherwise available upon request. See “Incorporation by Reference” and “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus. In this section, except for the portion of this section under “—Revolving Line of Credit (Clearing House Facility),” the terms “CME Group,” “we,” “us” and “our” refer to CME Group Inc. only and not to any of its subsidiaries.

Bridge Credit Agreement

We expect to reduce the outstanding commitments under the Bridge Credit Agreement on a dollar-for-dollar basis (subject to foreign exchange conversion costs) by the net proceeds from this offering. See “Prospectus Supplement Summary—Recent Developments—Bridge Credit Agreement.”

Senior Credit Facility

We maintain a $2.25 billion multi-currency revolving senior credit facility under a credit agreement (the “Multicurrency Credit Agreement”) with various financial institutions party thereto as lenders and Bank of America, N.A., as administrative agent (the “Multicurrency Agent”). Proceeds of borrowings under the facility can be used for working capital and other general corporate purposes of CME Group and its subsidiaries. Under the terms of the Multicurrency Credit Agreement, we have the option, so long as no default is continuing under the Multicurrency Credit Agreement, to increase the amount of the facility from time to time to up to $3.0 billion with the consent of the lenders providing the additional funds (the inclusion of any new lenders as part of such increase being subject to the approval of the Multicurrency Agent and certain of the existing lenders providing swing line loans and letters of credit). The facility has a maturity date of November 21, 2022 and is voluntarily pre-payable from time to time without premium or penalty. Borrowings under the facility bear interest at variable rates that are generally equal to, at our option, either (x) the applicable LIBOR Rate, for borrowings in currencies for which a LIBOR Rate is available, or a rate reasonably designated by the Multicurrency Agent, for borrowings in currencies for which a LIBOR rate is not available or (y) the Base Rate (as defined in the Multicurrency Credit Agreement) for borrowings denominated in dollars, in each case plus a margin reflecting our debt rating at the time the interest rate is determined for the applicable interest period. As of March 31, 2018, there were no outstanding borrowings under the facility.

The availability of loans under the facility is subject to customary conditions, including the absence of any defaults thereunder and the accuracy of our representations and warranties contained therein in all material respects.

The Multicurrency Credit Agreement includes representations and warranties, financial and operating covenants and events of default (in each case subject to agreed exceptions, materiality tests, qualifiers, carve outs and grace periods). The covenants include requirements that we maintain a minimum consolidated net worth, as well as customary limitations on liens on the assets of CME Group and its significant subsidiaries; indebtedness of our subsidiaries; fundamental changes, including mergers, consolidations, liquidations and dissolutions of CME Group and its significant subsidiaries; and dispositions of all or substantially all of the consolidated assets of CME Group and its subsidiaries taken as a whole or more than 50% of the voting stock of Chicago Mercantile Exchange Inc., Board of Trade of the City of Chicago, Inc. or New York Mercantile Exchange, Inc.

Our obligations under the Multicurrency Credit Agreement are not guaranteed by any of our subsidiaries and are not secured by any of our assets. We are currently in discussions with a lender under the Multicurrency Credit Agreement to increase the commitments by approximately $0.1 billion.

Notes

We and our consolidated subsidiaries have outstanding, in addition to the notes offered hereby, debt securities in an aggregate principal amount of approximately $2.25 billion, consisting of $750.0 million aggregate principal amount of 3.00% fixed rate notes due in September 2022, which we refer to as the 2022 notes, $750.0 million aggregate principal amount of 3.00% fixed rate notes due in March 2025, which we refer to as the 2025 notes, and $750.0 million aggregate principal amount of 5.30% fixed rate notes due in September 2043, which we refer to as the 2043 notes, in each case issued by us. In August 2012, we entered into a forward-starting interest rate swap agreement that modified the interest obligation associated with the 2022 notes so that the interest payable effectively became fixed at a rate of 3.32%. In August 2012, we entered into a forward-starting interest rate swap agreement that modified the interest obligation associated with the 2043 notes so that the interest payable effectively became fixed at a rate of 4.73%. In December 2014, we entered into a forward-starting interest rate swap agreement that modified the interest obligation associated with the 2025 notes so that the interest payable effectively became fixed at a rate of 3.11%.

The existing notes are redeemable at our option at any time in whole or from time to time in part, prior to three months prior to their maturity date, in the case of the 2025 notes, prior to six months prior to their maturity date, in the case of the 2043 notes, and any time prior to their maturity date, in the case of the 2022 notes, at a redemption price equal to 100% of the principal amount of such notes plus the “make whole” premium applicable to each series of existing notes, plus, in each case, accrued and unpaid interest on the applicable existing notes to be redeemed to, but excluding, the redemption date. Commencing three months prior to the maturity date, in the case of the 2025 notes, and six months prior to the maturity date, in the case of the 2043 notes, the issuer may redeem the 2025 notes or the 2043 notes, as applicable, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the 2025 notes or the 2043 notes to be redeemed, as applicable, plus accrued and unpaid interest on the 2025 or the 2043 notes to be redeemed, as applicable, to, but excluding, the redemption date.

Our obligations under the 2022 notes, the 2025 notes and the 2043 notes are our senior unsecured obligations and are not guaranteed by any of our subsidiaries.

The indenture governing the existing notes does not limit the amount of indebtedness that may be incurred or the amount of securities that may be issued by us or our subsidiaries.

Pursuant to the indenture governing the existing notes, upon the occurrence of a “change of control triggering event” (as defined in the applicable supplemental indentures), the we are required to make an offer to purchase the applicable existing notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase. The definition of change of control triggering event with respect to the existing notes is in each case substantially the same as the definition of such term applicable to the notes offered hereby.

The indenture governing the existing notes contains covenants that place certain restrictions, subject to certain exceptions, on our ability and the ability of any of our significant subsidiaries to incur liens to secure indebtedness or enter into any sale and lease-back transaction and on our ability to enter into certain consolidations and mergers or conveyances, transfers or leases of all or substantially all of our properties and assets or to acquire or lease all or substantially all of the assets of another person, and also provide for customary events of default.

Revolving Line of Credit (Clearing House Facility)

CME Group Inc.’s wholly-owned subsidiary, CME Inc., maintains a secured 364-day multi-currency revolving line of credit under a credit agreement dated November 2, 2017, with a consortium of domestic and international banks, Bank of America, N.A., as administrative agent, and Citibank, N.A., as collateral agent, to be used to provide temporary liquidity in the event of a clearing firm default, in the event of a liquidity constraint or default by a depositary (custodian for our collateral) or in the event of a temporary disruption with the domestic payments system that would delay payment of settlement variation between us and our clearing firms. The line of credit provides for borrowings by CME Inc. of up to $7.0 billion, and CME Inc. has the option to increase the line of credit from time to time to up to $10.0 billion with the consent of only the lenders providing the additional funds and the consent of the administrative agent with respect to new lenders.

The line of credit can only be drawn upon to the extent there is sufficient borrowing base to support such draw. The borrowing base includes eligible assets of CME Inc., eligible assets received from clearing members consisting of clearing firm guaranty fund contributions and eligible assets of a defaulting clearing member constituting performance bond assets. Eligible assets include U.S. Treasury securities, U.S. government agency securities, money market mutual funds, gold bullion, foreign currencies and certain other assets. At March 31, 2018, guaranty funds available to collateralize the facility totaled $8.4 billion. Borrowings under the line of credit bear interest at a variable per annum rate equal to 1.50% plus, depending on the currency in which the applicable borrowing is denominated, the applicable LIBOR rate for such currency, or, for loans denominated in dollars, the Federal Funds Rate (as defined in the Multicurrency Credit Agreement). As of March 31, 2018, there were no borrowings outstanding under the line of credit.

The line of credit includes representations and warranties, covenants and events of default (in each case subject to agreed exceptions, materiality tests, qualifiers, carve outs and grace periods), including a covenant that CME Inc. maintain consolidated tangible net worth, defined as CME Inc. consolidated shareholder’s equity less intangible assets (as defined in the credit agreement governing the line of credit), of not less than $800 million.

The availability of loans under the line of credit is subject to customary conditions, including the absence of any defaults thereunder and the accuracy of CME Inc.’s representations and warranties contained in the credit agreement in all material respects.

Commercial Paper Program

We maintain a commercial paper program with various financial institutions under which we currently can issue up to $2.25 billion of commercial paper. As of March 31, 2018, we had no commercial paper outstanding.

DESCRIPTION OF THE NOTES

For the purposes of this section, references to “CME Group,” “we,” “us” and “our” are references to CME Group Inc. only and not to any of its subsidiaries. We will issue the notes under the Indenture, dated as of August 12, 2008 (the “Senior Indenture”), between us and U.S. Bank National Association, as Trustee (the “Trustee”), as supplemented by a supplemental indenture creating, and defining the terms of, each series of notes and the forms of notes attached thereto (each, a “Supplemental Indenture”). We refer to the Senior Indenture and each Supplemental Indenture collectively in this section as the “Indenture.”

The following is a summary of particular terms of the Indenture and each series of notes offered hereby and supplements the description of the general terms and provisions of debt securities under the heading “Description of Debt Securities” in the accompanying prospectus. However, the following subsections under the heading “Description of Debt Securities” in the accompanying prospectus do not apply to the notes: “—Subordination,” “—Consolidation, Merger, Sale of Assets and Other Transactions,” “—Events of Default, Notice and Waiver,” and “—Global Debt Securities.”

The following summary does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the notes and the Indenture. We urge you to read the Indenture because it defines your rights. Certain terms used in this summary are defined in the accompanying prospectus, the notes or the Indenture; these terms have the meanings given to them in those documents. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). You may obtain copies of the Senior Indenture and the Supplemental Indentures from us upon request. See “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement and the accompanying prospectus.

General

We will issue the notes in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Trustee will initially act as Paying Agent and Security Registrar for the notes. The notes may be presented for registration of transfer and exchange at the offices of the Security Registrar. We may change any Paying Agent and Security Registrar without notice to holders of the notes (the “Holders”). We will pay principal (and premium, if any) on the notes at the Paying Agent’s corporate office in New York City. At our option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of Holders.

We will issue $500,000,000 initial aggregate principal amount of the 2028 notes and $700,000,000 initial aggregate principal amount of the 2048 notes in this offering. The 2028 notes will mature on June 15, 2028 and the 2048 notes will mature on June 15, 2048.

We may redeem the 2028 notes and/or the 2048 notes in whole or in part at any time, and from time to time, at the applicable redemption prices described below under “—Optional Redemption” and may be required to redeem the notes as described below under “—Special Acquisition Redemption.” Unless previously repurchased and cancelled or redeemed, we will repay the notes in cash at 100% of their principal amount together with accrued and unpaid interest thereon at maturity.

If any interest payment date, redemption date, repurchase date or the scheduled maturity date with respect to the notes falls on a day which is not a business day, payment of interest, principal and premium, if any, with respect to the notes will be made on the next business day with the same force and effect as if made on the due date and no interest on such payment will accrue from and after the due date. For this purpose, “business day” means any weekday which is not a day on which banking institutions in New York City are authorized or obligated by law or regulation to close.

The notes will constitute two separate series under the Indenture. We may from time to time without notice to, or the consent of, any Holder, create and issue additional series of notes under the Indenture. Separate series of notes, including each series of notes offered hereby, will not vote together as a single series on any matters. We may also from time to time without notice to, or the consent of, any Holder, create and issue additional notes of either series under the Indenture equal in rank and having the same terms as the notes of that series offered hereby (or in all respects except for the payment of interest accruing prior to the issue date of such additional notes and, in some circumstances, except for the first payment of interest following the issue date of such additional notes) so that the additional notes may be consolidated and form a single series with the notes of that series offered hereby. We may issue additional notes to one or more investors at any time; provided that if the additional notes of a series are not fungible with the notes of such series offered hereby for United States federal income tax purposes, the additional notes will have a separate CUSIP number.

The notes will not be guaranteed by any of our subsidiaries. The notes will not be entitled to the benefit of any mandatory sinking fund.

We will pay interest, principal and premium, if any, on the notes in U.S. dollars.

Interest

Interest on the notes will accrue at the rate of 3.750% per annum, in the case of the 2028 notes, and 4.150% per annum, in the case of the 2048 notes. Interest on the notes will be payable semi-annually in arrears on June 15 and December 15 of each year (each an “Interest Payment Date”), beginning on December 15, 2018, to the persons who are registered Holders of the applicable series of notes at the close of business on June 1 and December 1, whether or not a business day, immediately preceding the applicable Interest Payment Date. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the issue date. Interest on the notes will be calculated on the basis of a 360-day year composed of twelve 30-day months.

We will pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue payments of the principal, purchase price and redemption price of the notes from time to time on demand at the rate then borne by the applicable series of notes and will pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue installments of interest, if any (without regard to any applicable grace periods), on any series of notes from time to time on demand at the same rate to the extent lawful.

Ranking

The notes will be our unsecured senior obligations and will:

•	rank senior in right of payment to all of our existing and future subordinated indebtedness;

•	rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, including (i) our $750.0 million 3.00% notes due 2022, (ii) our $750.0 million 3.00% notes due 2025, (iii) our $750.0 million 5.30% notes due 2043, and (iv) all indebtedness under the Senior Credit Facility (as defined below), under which we had no borrowings and $2.25 billion remaining undrawn and available as of March 31, 2018, and our commercial paper program, under which no commercial paper was outstanding as of March 31, 2018;

•	be effectively subordinated in right of payment to all of our existing and future secured indebtedness to the extent of the collateral securing such indebtedness; and

•	be structurally subordinated in right of payment to all existing and future indebtedness, including guarantees, and other liabilities of our subsidiaries, including the Clearing House Facility (as defined below), under which no borrowings were outstanding as of March 31, 2018.

As of March 31, 2018, after giving effect to the offering of the notes but not otherwise giving pro forma effect to the NEX Acquisition, the notes would have been structurally subordinated to approximately $0.9 billion of indebtedness and other liabilities of our subsidiaries, including trade payables, excluding in each case $39.1 billion of clearing member cash performance bonds and guaranty fund contributions (for which we have an equal and offsetting asset) and $4.8 billion of deferred tax liabilities. In addition, Chicago Mercantile Exchange Inc. (“CME Inc.”) maintains its Clearing House Facility, a committed $7.0 billion 364-day revolving line of credit that provides liquidity to our subsidiaries’ clearing house operations in the event of clearing member default, under which CME Inc. has the option to request an increase in the line of credit to $10.0 billion. As of March 31, 2018, the entire committed $7.0 billion was undrawn and available under the Clearing House Facility. Substantially all of our revenue is generated by, and substantially all of our assets are held by, our subsidiaries.

The Indenture and the notes do not limit the amount of indebtedness that may be incurred or the amount of securities that may be issued by us and our subsidiaries.

“Clearing House Facility” means the Credit Agreement, dated as of November 2, 2017, among CME Inc., the Banks (as defined therein), Bank of America, N.A., as administrative agent and Citibank, N.A., as collateral agent, as amended, restated, supplemented, increased, extended, renewed, replaced, refinanced (with the same or other lenders) or otherwise modified from time to time.

“Senior Credit Facility” means the Credit Agreement, dated as of November 21, 2017, among CME Group Inc., Bank of America, N.A., as administrative agent, and the several banks, financial institutions and other entities from time to time parties thereto as lenders, as amended, restated, supplemented, increased, extended, renewed, replaced, refinanced (with the same or other lenders) or otherwise modified from time to time.

Optional Redemption

The notes are redeemable at our option at any time in whole or from time to time in part, prior to (i) March 15, 2028 (three months prior to the maturity date of the 2028 notes), in the case of the 2028 notes, and (ii) December 15, 2047 (six months prior to the maturity date of the 2048 notes), in the case of the 2048 notes, at a redemption price equal to the greater of:

(1)	100% of the principal amount of the notes to be redeemed and

(2)	the sum of the present values of the Remaining Scheduled Payments in respect of the notes to be redeemed discounted to the redemption date (excluding interest accrued to the redemption date) on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Rate plus 15 basis points, in the case of the 2028 notes, and 20 basis points, in the case of the 2048 notes, plus, in each case, accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date.

Commencing on (i) March 15, 2028 (three months prior to the maturity date of the 2028 notes) (the “2028 Notes Par Call Date”), in the case of the 2028 notes, and (ii) December 15, 2047 (six months prior to the maturity date of the 2048 notes) (together with the 2028 Notes Par Call Date, each a “Par Call Date”), in the case of the 2048 notes, the notes are redeemable at our option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by a Reference Treasury Dealer as having an actual or interpolated maturity comparable to the remaining term of the notes (assuming for this purpose that each series of notes matures on its respective Par Call Date) called for redemption, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to such remaining term of notes called for redemption.

“Comparable Treasury Price” means, with respect to any redemption date, the average, as determined by us, of the Reference Treasury Dealer Quotations for that redemption date after excluding the highest and lowest Reference Treasury Dealer Quotation.

“Reference Treasury Dealer” means (i) each of J.P. Morgan Securities LLC, Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and each of their respective successors and (ii) two Primary Treasury Dealers (as defined below) selected by us. If any one shall cease to be a primary U.S. Government securities dealer (a “Primary Treasury Dealer”), we will substitute another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

“Remaining Scheduled Payments” means the remaining scheduled payments of principal of, and interest on, the notes called for redemption that would be due after the related redemption date but for that redemption (assuming the notes called for redemption matured on the Par Call Date applicable to such notes). If that redemption date is not an Interest Payment Date with respect to the notes called for redemption, the amount of the next succeeding scheduled interest payment on such notes will be reduced by the amount of interest accrued to such redemption date.

We, or the Trustee on our behalf, will prepare and mail a notice of redemption to each Holder of notes to be redeemed by first-class mail at least 10 and not more than 60 days prior to the date fixed for redemption. On and after a redemption date, interest will cease to accrue on the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before a redemption date, we will deposit with a Paying Agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. We, and not the Trustee, will be responsible for the calculation of the redemption price. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the Trustee pro rata or by lot or by a method the Trustee deems to be fair and appropriate.

Special Acquisition Redemption

If (i) the NEX Acquisition is not consummated on or before 11:59 p.m. (New York City time) on June 30, 2019 or (ii) the NEX Acquisition is withdrawn, terminated or lapses in accordance with its terms, we will redeem all outstanding 2028 notes and 2048 notes at a redemption price equal to 101% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the special acquisition redemption date. The “special acquisition redemption date” means the earlier to occur of (1) July 31, 2019 or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the date that the NEX Acquisition is withdrawn, terminated or lapses in accordance with its terms.

If we are required to redeem the notes pursuant to the special acquisition redemption, we will cause the notice of special acquisition redemption to be delivered to each registered Holder of such notes, with a copy to the Trustee, within five business days after the occurrence of the event that requires us to redeem. If funds sufficient to pay the special acquisition redemption price of all notes to be redeemed on the special acquisition redemption date are deposited with the Trustee on or before such special acquisition redemption date, plus accrued and unpaid interest, if any, to, but excluding, the special acquisition redemption date, such notes will cease to bear interest and all rights under such notes shall terminate (other than in respect of the right to receive the special acquisition redemption price, plus accrued and unpaid interest to, but excluding, the special acquisition redemption date).

We intend to deposit the net proceeds from this offering into an escrow account which was previously established in connection with funding the cash portion of the purchase price for the NEX Acquisition. However, we will not be required to use funds deposited into the escrow account to fund any special acquisition redemption or other redemption or repurchase of the notes, even if the NEX Acquisition is not consummated on or before June 30, 2019.

Repurchase upon Change of Control Triggering Event

If a Change of Control Triggering Event (as defined below) occurs with respect to either series of notes, unless we have exercised our right to redeem the notes of such series as described under “—Optional Redemption,” we will be required to make an offer to repurchase all or, at the Holder’s option, any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of such Holder’s notes pursuant to the offer described below (the “Change of Control Offer”).

In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the date of purchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event with respect to either series of notes or, at our option, prior to any Change of Control (as defined below) but after the public announcement of the transaction or transactions that constitutes or may constitute a Change of Control, we will be required to mail a notice to Holders of the notes of such series, with a copy to the Trustee for the notes of such series, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the date specified in the notice, which date will be no earlier than 30 and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes of such series and described in such notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of such notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes of such series, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes of such series by virtue of such conflict.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes of such series or portions of such notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes of such series or portions of such notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the notes of such series properly accepted together with an officers’ certificate stating the aggregate principal amount of notes of such series or portions of such notes being purchased by us.

The Paying Agent will be required to promptly deliver, to each Holder of such series who properly tendered notes, the purchase price for such notes, and the Trustee will be required to promptly authenticate and mail (or cause to be transferred by book entry) to each such Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults on its offer, we will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event.

If Holders of not less than 90% in aggregate principal amount of the outstanding notes of any series validly tender and do not withdraw such notes in a Change of Control Offer and we, or any third party making such an offer in lieu of us as described above, purchases all of such notes properly tendered and not withdrawn by such Holders, we or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such repurchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase on a date specified in such notice (the “Second Change of Control Payment Date”) and at a price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the Second Change of Control Payment Date.

For purposes of the Change of Control Offer provisions of the notes, the following terms will be applicable:

(i)	“Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date during the period commencing upon the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following public notice of the occurrence of the related Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies, provided that no such extension shall occur if on such 60th day the notes have an Investment Grade Rating from at least one Rating Agency and are not subject to review for possible downgrade by such Rating Agency); provided further, that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Holders of the notes in writing at their request that the reduction was the result, in whole or in part, of any event or circumstance comprising or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event);

(ii)	“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of us and our Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than us or one of our Subsidiaries; (2) the approval by the holders of our common stock of any plan or proposal for our liquidation or dissolution; or (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of our Voting Stock (measured by voting power rather than the number of shares).

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly owned Subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction, or (B) immediately following that transaction, no Person or Group (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly of more than 50% of the Voting Stock (measured by voting power rather than the number of shares) of such holding company;

(iii)	“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event occurring in respect of that Change of Control;

(iv)	“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us;

(v)	“Moody’s” means Moody’s Investors Service, Inc. and its successors;

(vi)	“Person” means any “person” as that term is used in Section 13(d)(3) of the Exchange Act;

(vii)	“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the notes of any series or fails to make a rating of the notes of such series publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, that we select (as certified by an executive officer of ours) as a replacement agency for Moody’s or S&P, or both of them, as the case may be;

(viii)	“S&P” means S&P Global Ratings Inc. and its successors; and

(ix)	“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

Notwithstanding the foregoing clauses or any provision of Rule 13(d)(3) or 13(d)(5) of the Exchange Act, a Person or Group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting, support, option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement.

The definition of Change of Control includes a phrase relating to the sale, transfer, conveyance or other disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to purchase your notes as a result of the sale, transfer, conveyance or other disposition of less than all of our assets may be uncertain.

Certain Covenants

The Indenture will contain, among others, the following covenants:

Limitations on Liens

We may not, and may not permit any of our Significant Subsidiaries (as defined below) to, create any Lien (as defined below) on any Principal Property (as defined below) of ours or any of our Significant Subsidiaries (or on any capital stock of a Significant Subsidiary), whether owned on the date of issuance of the notes or thereafter acquired, to secure any Indebtedness (as defined below), unless we contemporaneously secure the notes (together with, if CME Group so determines, any other Indebtedness of or guaranty by CME Group or such Significant Subsidiary then existing or thereafter created which is not subordinated to the notes) equally and ratably with (or, at CME Group’s option, prior to) that obligation. Any Lien that is granted to secure the notes under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the notes under this covenant.

“Lien” means any lien, mortgage, deed of trust, hypothecation, pledge, security interest, charge or encumbrance of any kind.

“Indebtedness” means any indebtedness (whether being principal, premium, interest or other amounts) for or in respect of any notes, bonds, debentures or other instruments for money borrowed or any borrowed money or any liability under or in respect of any banker’s acceptance (other than a daylight overdraft).

We will not, however, be required to secure the notes if the Lien consists of Permitted Liens (as defined below).

Under the Indenture, “Permitted Liens” of any person are defined as:

(a)	Liens imposed by law or any governmental authority for taxes, assessments, levies or charges that are not yet overdue by more than 60 days or are being contested in good faith (and, if necessary, by appropriate proceedings) or for commitments that have not been violated;

(b)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and similar Liens imposed by law or which arise by operation of law and which are incurred in the ordinary course of business or where the validity or amount thereof is being contested in good faith (and, if necessary, by appropriate proceedings);

(c)	Liens incurred or pledges or deposits made in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)	Liens incurred or pledges or deposits made to secure the performance of bids, trade contracts, tenders, leases, statutory obligations, surety, customs and appeal bonds, performance bonds, customer deposits and other obligations of a similar nature, in each case in the ordinary course of business;

(e)	judgment Liens in respect of judgments that do not constitute an Event of Default under the Indenture;

(f)	Liens securing Indebtedness incurred under the Clearing House Facility from time to time;

(g)	Liens securing Indebtedness incurred in connection with the obligations of us or any Subsidiary relating to clearing, settlement or regulated exchange activities;

(h)	Liens on (1) any property or asset prior to the acquisition thereof, provided that such Lien may only extend to such property or asset, or (2) property of a Significant Subsidiary where (A) such Significant Subsidiary becomes a Subsidiary after the date of this prospectus supplement, (B) the Lien exists at the time such Significant Subsidiary becomes a Subsidiary, (C) the Lien was not created in contemplation of such Significant Subsidiary becoming a Subsidiary, and (D) the Lien in effect at the time such Significant Subsidiary becomes a Subsidiary is not subsequently extended to any Principal Property acquired by such Significant Subsidiary after the time such Significant Subsidiary becomes a Subsidiary;

(i)	any Lien existing on the date of the Supplemental Indentures;

(j)	Liens upon fixed, capital, real and/or tangible personal property acquired after the date of the Supplemental Indentures (by purchase, construction, development, improvement, capital lease, Synthetic Lease or otherwise) by us or any Significant Subsidiary, each of which Liens was created for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction, development or improvement) of such property; provided that no such Lien shall extend to or cover any property other than the property so acquired and improvements thereon;

(k)	Liens in favor of us or any Subsidiary;

(l)	Liens arising from the sale of accounts receivable for which fair equivalent value is received;

(m)	any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Liens referred to in the foregoing clauses (f), (g), (h), (i), (j), (k) and (l); provided that the principal amount of Indebtedness secured thereby and not otherwise authorized as a Permitted Lien shall not exceed the principal amount of Indebtedness, plus any costs, expenses, premiums, fees, prepayment penalties or similar charges payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement;

(n)	Liens securing our obligations or those of any Subsidiary in respect of any swap agreements entered into (1) in the ordinary course of business and for non-speculative purposes or (2) solely in order to serve as a clearinghouse in respect thereof;

(o)	easements, zoning restrictions, minor title defects, irregularities or imperfections, restrictions on use, rights of way, leases, subleases and similar charges and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations (other than customary maintenance requirements) and which could not reasonably be expected to have a material adverse effect on the business or financial condition of CME Group and its Subsidiaries taken as a whole;

(p)	Liens created in connection with any share repurchase program in favor of any broker, dealer, custodian, trustee and/or agent administering or effecting transactions pursuant to a share repurchase program;

(q)	Liens on (1) the land, improvements, fixtures and buildings located at 141 West Jackson Boulevard and 333 S. LaSalle St. (formerly part of 141 West Jackson Boulevard) in Chicago, (2) the land, improvements, fixtures and buildings located at One North End Ave., New York, New York 10282 and (3) the land, improvements, fixtures and buildings comprising the data center located in Aurora, Illinois and any additional data center facility that CME Group or any Significant Subsidiary acquires or leases after the date the notes are originally issued (excluding any data center facility (other than the data center located in Aurora, Illinois) that CME Group or any Significant Subsidiary owns or leases as of the date the notes are originally issued); and

(r)	Liens consisting of an agreement to sell, transfer or dispose of any asset or property (to the extent such sale, transfer or disposition is not prohibited by the subsection “—Limitation on Mergers and Other Transactions”).

“Principal Property” means the land, improvements, buildings and fixtures (including any leasehold interest therein) constituting a corporate office, facility or other capital asset within the United States (including its territories and possessions) which is owned by us or any of our Significant Subsidiaries unless our Board of Directors has determined in good faith that such office or facility is not of material importance to the total business conducted by us and our Significant Subsidiaries taken as a whole. With respect to any Sale and Lease-Back Transaction (as defined below) or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Significant Subsidiary,” with respect to any person, means any Subsidiary of such person that satisfies the criteria for a “Significant Subsidiary” set forth in Rule 1-02(w)(1) or (2) of Regulation S-X under the Exchange Act.

“Subsidiary” means any corporation, limited liability company or other similar type of business entity in which we and/or one or more of our Subsidiaries together own more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such corporation, limited liability company or other similar type of business entity, directly or indirectly. Unless the context otherwise requires, as used herein, “Subsidiary” shall mean a Subsidiary of CME Group.

“Synthetic Lease” means any tax retention or other synthetic lease which is treated as an operating lease under United States generally accepted accounting principles, but the liabilities under which are or would be characterized as indebtedness for tax purposes.

Limitations on Sale and Lease-Back Transactions

We will not, nor will we permit any of our Significant Subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than (x) any such Sale and Lease-Back Transaction with respect to (i) the land, improvements, fixtures and buildings located at 141 West Jackson Boulevard and 333 S. LaSalle St. (formerly part of 141 West Jackson Boulevard) in Chicago, (ii) the land, improvements, fixtures and buildings located at One North End Ave., New York, New York 10282 or (iii) the land, improvements, fixtures and buildings comprising the data center located in Aurora, Illinois and any additional data center facility that CME Group or any Significant Subsidiary acquires or leases after the date the notes are originally issued (excluding any data center facility (other than the data center located in Aurora, Illinois) that CME Group or any Significant Subsidiary owns or leases as of the date the notes are originally issued), (y) any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or (z) any such Sale and Lease-Back Transaction between us and one of our Subsidiaries or between our Subsidiaries, unless: (a) we or such Significant Subsidiary would be entitled to incur Indebtedness secured by a lien on the Principal Property involved in such Sale and Lease-Back Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the notes, pursuant to the covenant described above under the caption “—Limitations on Liens”; or (b) the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by our Board of Directors) and we apply an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 365 days of such Sale and Lease-Back Transaction to any (or a combination) of (i) the prepayment or retirement of the notes, (ii) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other Indebtedness of us or of one of our Subsidiaries (other than Indebtedness that is subordinated to the notes or Indebtedness owed to us or one of our Subsidiaries) that matures more than 12 months after its creation or (iii) the purchase, construction, development, expansion or improvement of other comparable property.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by us or any of our Significant Subsidiaries of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by us or such Significant Subsidiary to such person.

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities of all series then outstanding under the Indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

Excepted Indebtedness

Notwithstanding the limitations on Liens and Sale and Lease-Back Transactions described above, and without limiting our or any Significant Subsidiary’s ability to issue, incur, create, assume or guarantee Indebtedness secured by Permitted Liens, we and any Significant Subsidiary will be permitted to incur Indebtedness secured by a Lien or may enter into a Sale and Lease-Back Transaction, in either case, without regard to the restrictions contained in the preceding two sections entitled “Limitations on Liens” and “Limitations on Sale and Lease-Back Transactions,” if at the time the Indebtedness is incurred and after giving effect to such Indebtedness and to the retirement of any Indebtedness which is concurrently being retired, the sum of (a) the aggregate principal amount of all Indebtedness secured by Liens other than Permitted Liens, and

(b) the Attributable Debt of all our Sale and Lease-Back Transactions not otherwise permitted by the provisions described under “Limitations on Sale and Lease-Back Transactions,” does not exceed 15% of Consolidated Net Tangible Assets (as defined below).

“Consolidated Net Tangible Assets” means, at any date, the aggregate amount of assets (less applicable reserves) of CME Group and its Significant Subsidiaries after deducting therefrom (a) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangibles and (b) all current liabilities (excluding any current liabilities for money borrowed having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower), all as reflected in CME Group’s most recent consolidated balance sheet as of the end of our fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with United States generally accepted accounting principles, provided, that Consolidated Net Tangible Assets will be calculated after giving pro forma effect to any investments, acquisitions or dispositions occurring outside the ordinary course of business and subsequent to the date of such balance sheet, as well as any transaction giving rise to the need to calculate Consolidated Net Tangible Assets (including the application of the proceeds therefrom, as applicable).

Limitation on Mergers and Other Transactions

We are generally permitted to merge with or into or consolidate with any person. We are also permitted to sell, assign, transfer, lease or convey all or substantially all of our assets to any person. However, we may not take any of these actions unless both of the following conditions are met:

•	the successor company (if any), if other than the CME Group, is organized under the laws of any U.S. jurisdiction and it expressly assumes our obligations on the notes; and

•	immediately after giving effect to the transaction, no Event of Default (as defined below) (and no event which, after notice or lapse of time or both, would become an Event of Default) shall have happened and be continuing.

Upon compliance with these provisions by a successor company in connection with a consolidation with or merger of us with or into, or such a sale, assignment, transfer, lease or conveyance to, such successor company, we (except in the case of a lease) would be relieved of our obligations under the Indenture and the notes. Notwithstanding the foregoing clauses, we may merge with or into or consolidate with any direct or indirect wholly owned subsidiary of ours.

Reports to Holders

The Indenture provides that any document or report that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the Trustee within 15 days after such document or report is filed with the SEC. The Indenture provides further that any document or report that we have filed with the SEC and that is publicly accessible on the SEC’s EDGAR system will be deemed filed with the Trustee for purposes of this provision.

Events of Default

The following events will be defined in the Indenture as “Events of Default” with respect to the notes of each series:

(1)	the failure to pay interest on any note of such series when the same becomes due and payable and the default continues for a period of 30 days;

(2)	the failure to pay the principal (or premium, if any) of any note of such series, when such principal becomes due and payable, at maturity, upon acceleration, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer);

(3)	a default in the performance or breach of any covenant or warranty contained in the Indenture (other than a covenant or warranty a default in the performance or the breach of which is dealt with elsewhere in the Indenture or which is expressly included in the Indenture solely for the benefit of a particular series of debt instruments other than the notes) which default continues for a period of 90 days after we receive written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the notes of such series;

(4)	a default on any Indebtedness of ours or of a Significant Subsidiary having an aggregate amount of at least $500,000,000 constituting a default either (a) of payment of principal when due and payable at the final stated maturity of such Indebtedness (or on or before the expiration of any grace period provided in such Indebtedness on the date of such default) or (b) which results in acceleration of the Indebtedness prior to its final stated maturity, and in each case after we have been notified of the default by the Trustee or Holders of 25% in principal amount of the notes of such series we do not cure the default within 30 days; and

(5)	certain events of bankruptcy, insolvency or reorganization affecting us or our Significant Subsidiaries.

If an Event of Default specified in clause (5) above occurs and is continuing with respect to a series of notes, then all unpaid principal of and premium, if any, and accrued and unpaid interest on all notes of such series shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the notes of such series.

If an Event of Default (other than an Event of Default specified in clause (5)) shall occur and be continuing with respect to a series of notes, the Trustee or the Holders of at least 25% of the principal amount of the notes of such series may declare the principal of and premium, if any, and accrued interest on all notes of such series to be due and payable by notice in writing to us and the Trustee.

The Indenture will provide that at any time after a declaration of acceleration with respect to a series of notes as described in the preceding paragraph has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the notes of such series, by written notice to us and the Trustee, may rescind and annul such declaration and its consequences if:

(1)	we have paid or deposited with the Trustee a sum sufficient to pay

(a)	all overdue interest on the notes of such series,

(b)	the principal of (and premium, if any, on) the notes of such series which have become due otherwise than by such declaration of acceleration and any interest thereon, and

(c)	all sums paid or advanced by the Trustee and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

(2)	all Events of Default with respect to the notes of such series, other than the non-payment of the principal, premium, if any, and accrued interest which have become due solely by such declaration of acceleration, have been cured or waived.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

Satisfaction and Discharge, Defeasance and Covenant Defeasance

The Indenture permits the defeasance, covenant defeasance and discharge of the Indenture with respect to debt securities upon the satisfaction of the conditions described under “Description of Debt Securities—Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus. The notes are subject to these defeasance, covenant defeasance and discharge provisions.

Modification of the Indenture and Waiver of Rights of Holders

Under certain circumstances, we can make changes to the Indenture and each series of notes. Some types of changes require the approval of each affected Holder, some require approval by a vote of a majority of the Holders of the applicable series of notes, and some changes do not require any approval at all.

Changes Requiring Your Approval

First, there are changes that cannot be made to the notes without the specific approval of each Holder of the applicable series of notes. These include changes that:

•	reduce the percentage of Holders of such series of notes who must consent to a waiver or amendment of the Indenture;

•	reduce the rate of interest on any note of such series or change the time for payment of interest;

•	reduce the principal or premium, if any, due on the notes of such series or change the stated maturity date of the notes of such series;

•	change the place or currency of payment on a note of such series;

•	change the right of Holders of such series of notes to waive an existing default by majority vote;

•	modify the provisions of the Indenture with respect to the ranking of the notes of such series in a manner adverse to you;

•	modify the redemption provisions of such series of notes in a manner materially adverse to a Holder of such series;

•	impair the right of Holders of such series of notes to sue for payment; or

•	make any change to this list of changes that requires the specific approval of each Holder of such series of notes.

Changes Requiring a Majority Vote

The second type of change to the Indenture and the notes requires a vote in favor by Holders owning a majority of the principal amount of the notes of the applicable series. Most changes fall into this category, including the deletion or amendment of the provisions described under “—Repurchase upon Change of Control Triggering Event” and “—Certain Covenants,” except for clarifying changes and certain other specified changes that would not adversely affect Holders of such series of notes in any material respect. A majority vote is required to waive any past default, except a failure to pay principal or interest and default in certain covenants and provisions of the Indenture that cannot be amended without the consent of the Holder of each affected note of such series.

Changes Not Requiring Approval

The third type of change does not require any vote by you as Holders of outstanding notes of the applicable series. This type is limited to clarifications and certain other changes that would not adversely affect Holders of the outstanding notes of such series in any material respect.

The Trustee

The Indenture will provide that, except during the continuance of an Event of Default of which a responsible officer of the Trustee shall have actual knowledge, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default of which a responsible officer of the Trustee shall have actual knowledge, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of its own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of us, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

As of the date of this prospectus supplement, U.S. Bank National Association is a lender under the Bridge Credit Agreement, the Clearing House Facility and the Senior Credit Facility and is the trustee with respect to the existing notes. We may have other customary banking and trust relationships with U.S. Bank National Association from time to time.

Book-Entry Delivery and Settlement

We will issue the notes of each series in the form of one or more permanent global securities in definitive, fully registered form. The global securities will be deposited with or on behalf of The Depository Trust Company, referred to as DTC, and registered in the name of Cede & Co., as nominee of DTC, and will remain in the custody of the Trustee in accordance with the FAST Balance Certificate Agreement between DTC and the Trustee.

DTC has advised us that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act;

•	DTC holds securities that its direct participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	direct participants include securities brokers and dealers (including certain of the underwriters), banks, trust companies, clearing corporations and other organizations and include Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme;

•	DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries;

•	access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	the rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. Neither we, the underwriters nor the Trustee take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global securities with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global securities; and

•	ownership of the notes will be shown on, and the transfer of ownership of the notes will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in the form of a certificate. For that reason, it may not be possible to transfer interests in a global security to those persons. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global security for all purposes under the Indenture and under the notes. Except as described below, owners of beneficial interests in a global security will not be entitled to have notes represented by that global security registered in their names, will not receive or be entitled to receive the notes in the form of a physical certificate and will not be considered the owners or Holders under the Indenture or under the notes, and may not be entitled to give the Trustee directions, instructions or approvals. For that reason, each holder owning a beneficial interest in a global security must rely on DTC’s procedures and, if that holder is not a direct or indirect participant in DTC, on the procedures of the DTC participant through which that holder owns its interest, to exercise any rights of a holder of notes under the Indenture or the global security.

Neither we nor the Trustee will have any responsibility or liability for any aspect of DTC’s records relating to the notes or relating to payments made by DTC on account of the notes, or any responsibility to maintain, supervise or review any of DTC’s records relating to the notes.

We will make payments on the notes represented by the global securities to DTC or its nominee, as the registered owner of the notes. We expect that when DTC or its nominee receives any payment on the notes represented by a global security, DTC will credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the global security as shown in DTC’s records. We also expect that payments by DTC’s participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. DTC’s participants will be responsible for those payments.

Payments on the notes of each series represented by the global securities will be made in immediately available funds. Transfers between participants in DTC will be made in accordance with DTC rules and will be settled in immediately available funds.

Investors may hold interests in the notes of each series outside the United States through Euroclear or Clearstream if they are participants in those systems, or indirectly through organizations that are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

The following is based on information furnished by Euroclear or Clearstream, as the case may be.

Euroclear has advised us that:

•	it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash;

•	Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries;

•	Euroclear is operated by Euroclear Bank S.A./N.V., as operator of the Euroclear System (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”);

•	the Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include underwriters of the notes;

•	indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly;

•	securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”);

•	the Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants; and

•	distributions with respect to securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream has advised us that:

•	it is incorporated under the laws of Luxembourg as a professional depositary and holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates;

•	Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries;

•	as a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute;

•	Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include underwriters of the notes;

•	indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly; and

•	distributions with respect to securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

We have provided the following descriptions of the operations and procedures of Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of Euroclear and Clearstream and are subject to change by them from time to time. Neither we, the underwriters nor the Trustee take any responsibility for these operations or procedures, and you are urged to contact Euroclear or Clearstream or their respective participants directly to discuss these matters.

Secondary market trading between Euroclear participants and Clearstream participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other hand, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures. Euroclear participants and Clearstream participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear participants or Clearstream participants on that business day. Cash received in Euroclear or Clearstream as a result of sales of securities by or through a Euroclear participant or a Clearstream participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in definitive form in exchange for the global securities. In addition, we may at any time request that the notes no longer be represented by global securities. In such event, DTC will notify the participants of our request, but definitive securities will only be issued if so requested by the participants. In either instance, an owner of a beneficial interest in the global securities will be entitled to have notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such notes in definitive form. Notes so issued in the definitive form will be issued in minimum denominations of $2,000 and multiples of $1,000, and will be issued in registered form only, without coupons.

Certificated Notes

We will issue certificated notes of each series to each person that DTC identifies as the beneficial owner of notes represented by the global securities upon surrender by DTC of the global securities only if:

•	DTC notifies us that it is no longer willing or able to act as a depository for the global securities, and we have not appointed a successor depository within 90 days of that notice;

•	an Event of Default has occurred and is continuing; or

•	subject to DTC procedures, we decide not to have the notes represented by global securities.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of the notes to be issued.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of the notes by non-U.S. holders (as defined below) that acquire the notes for cash at their original issue price pursuant to this offering. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations, judicial decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax considerations that may be relevant to a particular person or to persons subject to special treatment under U.S. federal income tax laws (such as expatriates, tax-exempt organizations, or persons that are, or hold their notes through, partnerships or other pass-through entities) or to persons that hold the notes as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. Moreover, this discussion does not address any tax considerations other than U.S. federal income tax considerations. This summary deals only with persons that hold the notes as capital assets within the meaning of the Code (generally, property held for investment) and does not apply to banks and other financial institutions. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below.

This discussion is not intended to be tax advice. Holders should consult their tax advisors as to the particular U.S. federal income tax considerations to them of the ownership and disposition of the notes, as well as the effects of other U.S. federal tax laws or state, local and non-U.S. tax laws.

For purposes of this discussion, a “non-U.S. holder” means any beneficial owner of a note (as determined for U.S. federal income tax purposes), other than a partnership or other pass-through entity, that is not a “U.S. holder.” A “U.S. holder” means a beneficial owner of a note (as determined for U.S. federal income tax purposes) that, for U.S. federal income tax purposes is, or is treated as, a citizen or individual resident of the United States, a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of a note, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of such partnership. Partners and partnerships should consult their tax advisors as to the particular U.S. federal income tax considerations applicable to them.

Stated interest. A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on interest paid or accrued on a note if: (i) the interest is not effectively connected with a U.S. trade or business (and, in the case of certain tax treaties, is not attributable to a permanent establishment or fixed base within the United States); and (ii) the non-U.S. holder satisfies the following requirements:

(1)	the non-U.S. holder does not actually or constructively, directly or indirectly, own 10% or more of our voting stock;

(2)	the non-U.S. holder is not a controlled foreign corporation that is related to us (directly or indirectly) through stock ownership; and

(3)	the non-U.S. holder certifies to its non-U.S. status and that no withholding is required pursuant to FATCA (discussed below) on IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form).

Alternatively, a non-U.S. holder that cannot satisfy the above requirements will generally be exempt from U.S. federal withholding tax with respect to interest paid on the notes if the holder establishes that such interest is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States) (generally, by providing an IRS Form W-8ECI). However, to the extent that such interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States), the non-U.S. holder will be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, it may be subject to a 30% U.S. branch profits tax (or lower applicable treaty rate).

If a non-U.S. holder does not satisfy the requirements described above, and does not establish that the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States), the non-U.S. holder will generally be subject to U.S. withholding tax on payments of stated interest, currently imposed at 30%. Under certain income tax treaties, the U.S. withholding rate on payments of interest may be reduced or eliminated, provided the non-U.S. holder complies with the applicable certification requirements (generally, by providing a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable).

Disposition. A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax with respect to gain realized on the sale, exchange, redemption or other disposition of a note, unless:

(1)	the non-U.S. holder holds the note in connection with the conduct of a U.S. trade or business (and, in the case of certain tax treaties, the gain is attributable to a permanent establishment or fixed base within the United States); or

(2)	in the case of an individual, such individual is present in the United States for 183 days or more during the taxable year in which gain is realized and certain other conditions are met.

If the first exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, it may be subject to a 30% U.S. branch profits tax (or lower applicable treaty rate). If the second exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, redemption or other disposition of the notes) exceed capital losses allocable to U.S. sources.

Foreign Account Tax Compliance Act (FATCA). Withholding at a rate of 30% will generally be required in certain circumstances on interest payments in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, notes held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country, or other guidance, may modify these requirements. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Similarly, in certain circumstances, interest payments in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, notes held by a holder that is a non-financial non-U.S. entity that does not qualify under certain exemptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the IRS. We will not pay any additional amounts to non-U.S. holders in respect of any amounts withheld. Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in the notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with an investment in the notes by (i) employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts (“IRA”) and other arrangements that are subject to Section 4975 of the Code, or provisions under any federal, state, local or non-U.S. laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets,” for purposes of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, of any such plans, accounts or arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”), and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a Plan fiduciary should determine, among other things, whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws. None of CME Group Inc., the underwriters, the Trustee or their respective affiliates (the “Transaction Parties”) has or will provide impartial investment advice, or has given or will give advice in a fiduciary capacity in connection with a Plan’s investment in the notes. All communications, correspondence and materials from the Transaction Parties with respect to the notes are intended to be general in nature and are not directed at any specific purchaser of the notes, and do not constitute advice regarding the advisability of investment in the notes for any specific purchaser. The decision to purchase and hold the notes must be made solely by each prospective ERISA Plan purchaser on an arm’s length basis. The Transaction Parties have a financial interest in an ERISA Plan’s purchase and holding of the notes, which interests may conflict with the interest of such ERISA Plan, as more fully described in this prospectus supplement.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

CME Group Inc. and its direct and indirect subsidiaries may be considered “parties in interest” or “disqualified persons” with respect to a large number of ERISA Plans. Accordingly, the acquisition and/or holding of notes (including any interest in a note) by an ERISA Plan may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory or administrative prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that potentially may apply to the acquisition and holding of the notes or any interest therein. These class exemptions include, without limitation: PTCE 84-14, respecting transactions determined by independent qualified professional asset managers; PTCE 90-1, respecting transactions involving insurance company pooled separate accounts; PTCE 91-38, respecting transactions involving bank collective investment funds; PTCE 95-60 respecting transactions involving life insurance company general accounts; and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition to the foregoing, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide exemptions for transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary that has or exercises any discretionary authority or control with respect to the investment of the assets involved in the transaction or renders investment advice with respect to those assets, or an affiliate thereof) solely by reason of providing services to the ERISA Plan or by reason of a relationship to a service provider, provided that the ERISA Plan receives no less, and pays no more, than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemption, or any other exemption, will be satisfied in connection with an ERISA Plan’s acquisition and holding of the notes, or that the scope of relief provided by any such exemption will cover all acts that might be construed as prohibited transactions.

Because of the foregoing, any person investing “plan assets” of any Plan may not make any investment in a note unless a statutory or administrative prohibited transaction exemption is applicable to the transaction.

Investor Representation

Each purchaser and subsequent transferee of the notes (or any interest therein) will, by its acquisition and holding thereof, be deemed to have represented and warranted that either (i) it is not a Plan and is not directly or indirectly acquiring the notes for, on behalf of, or with the assets of any Plan or (ii) the acquisition and holding of the notes by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or constitute or result in a violation of any applicable Similar Laws.

Each purchaser of any notes (including any interest in a note) that is an ERISA Plan, by acceptance of a note (including any interest in a note), will be deemed to have represented and warranted that (I) none of the Transaction Parties has acted as the ERISA Plan’s fiduciary (within the meaning of ERISA or the Code), or has been relied upon for any advice, with respect to the purchaser or transferee’s decision to acquire and hold the notes, and none of the Transaction Parties shall at any time be relied upon as the ERISA Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the notes, and (II) a fiduciary acting on its behalf is causing it to purchase the notes and that such fiduciary: (a) is a U.S. bank, a U.S. insurance carrier, a U.S. registered investment adviser, a U.S. registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control as specified in 29 CFR Section 2510.3-21(c)(1)(i) (excluding an IRA owner if the purchaser is an IRA); (b) is independent (for purposes of 29 CFR Section 2510.3-21(c)(1)) of the Transaction Parties; (c) is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies, including the purchaser’s transactions with the Transaction Parties hereunder; (d) has been advised that none of the Transaction Parties has undertaken or will undertake to provide impartial investment advice, or has given or will give advice in a fiduciary capacity, in connection with the purchaser’s transactions with the Transaction Parties contemplated hereby; (e) is a “fiduciary” under Section 3(21) of ERISA or Section 4975(e)(3) of the Code, or both, as applicable, with respect to, and is responsible for exercising independent judgment in evaluating, the purchaser’s transactions with the Transaction Parties contemplated hereby and (f) understands and acknowledges the existence and nature of the discounts, commissions and fees, and any other related fees, compensation arrangements or financial interests of the Transaction Parties in connection with the purchaser’s transactions with the Transaction Parties contemplated hereby and that such and interests may conflict with the interests of the ERISA Plan, as more fully described in this prospectus supplement; and understands, acknowledges and agrees that no such fee or other compensation is a fee or other compensation for the provision of investment advice, and that none of the Transaction Parties, nor any of their respective directors, officers, members, partners, employees, principals or agents has received or will receive a fee or other compensation from the purchaser or such fiduciary for the provision of investment advice

(as opposed to other services) in connection with the purchaser’s transactions with the Transaction Parties contemplated hereby. The above representations in this paragraph are intended to comply with the Department of Labor’s regulation Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). To the extent these regulations are revoked, repealed or otherwise at any time they are no longer effective, these representations shall be deemed to be no longer in effect or required.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, or other violations, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel and other advisers regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and, if required, whether an exemption would be applicable to the purchase and holding of the notes. The sale of notes to a Plan is in no respect a representation or recommendation by CME Group Inc. or any other person that such an investment meets all relevant requirements with respect to investments by Plans generally or any particular Plan or that such an investment is appropriate or advisable for Plans generally or any particular Plan.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement among us and J.P. Morgan Securities LLC, Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of each of the underwriters named below, dated as of June 14, 2018, we have agreed to sell to the underwriters, and each of the underwriters, severally and not jointly, has agreed to purchase from us, the aggregate principal amount of each series of notes set forth opposite its name below:

	Principal Amount of
Underwriter	2028 Notes	2048 Notes
J.P. Morgan Securities LLC	$110,000,000.00	154,000,000.00
Barclays Capital Inc.	110,000,000.00	154,000,000.00
Merrill Lynch, Pierce, Fenner & Smith Incorporated	55,000,000.00	77,000,000.00
BMO Capital Markets Corp.	30,000,000.00	42,000,000.00
Credit Suisse Securities (USA) LLC	30,000,000.00	42,000,000.00
Lloyds Securities Inc.	30,000,000.00	42,000,000.00
MUFG Securities Americas Inc.	30,000,000.00	42,000,000.00
Wells Fargo Securities, LLC	30,000,000.00	42,000,000.00
Loop Capital Markets LLC	30,000,000.00	42,000,000.00
TD Securities (USA) LLC	14,000,000.00	19,600,000.00
U.S. Bancorp Investments, Inc.	14,000,000.00	19,600,000.00
BNP Paribas Securities Corp.	5,250,000.00	7,350,000.00
Deutsche Bank Securities Inc.	5,250,000.00	7,350,000.00
The Williams Capital Group, L.P.	5,250,000.00	7,350,000.00
Penserra Securities LLC	1,250,000.00	1,750,000.00

Total	$500,000,000.00	700,000,000.00

The underwriters have agreed, subject to the terms and conditions of the underwriting agreement, to purchase all of the notes if any of the notes being sold are purchased. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The notes are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to investors and to reject orders in whole or in part.

The underwriters propose initially to offer each series of notes to the public at the public offering prices set forth on the cover page of this prospectus supplement, and may offer the notes to certain dealers at such price less a concession not in excess of (i) in the case of the 2028 notes, 0.40% of the principal amount of the 2028 notes and (ii) in the case of the 2048 notes, 0.50% of the principal amount of the 2048 notes. The underwriters may allow, and dealers may reallow, a discount not to exceed 0.25% of the principal amount of the notes to other dealers. After the initial offering of the notes, the public offering price, concession and discount may be changed.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Paid by us
Per 2028 note	0.650%
Per 2048 note	0.875%
Total	$9,375,000

We estimate that the expenses of the offering to be paid by us, exclusive of the underwriting discount, will be approximately $2.5 million.

We expect that delivery of the notes will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement.

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply for listing of either series of notes on any securities exchange or for quotation of either series of notes on any inter-dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in each series of notes after consummation of the offering contemplated hereby, although they are under no obligation to do so and may discontinue any market-making activities for either or both series of notes at any time without any notice. We cannot assure you that there will be a liquid trading market for either series of notes or that an active public market for either series of notes will develop. If an active trading market for a series of notes does not develop, the market prices and liquidity of such series of notes may be adversely affected.

In connection with the offering, the underwriters may purchase and sell notes of either series in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In particular, certain of the underwriters or their affiliates act as agents and/or lenders under the senior credit facility (and we are currently in discussions with an affiliate of an underwriter that is a lender under the senior credit facility to increase the commitments thereunder) or the clearing house facility, certain of the underwriters or their affiliates have issued bilateral letters of credit on our behalf from time to time and certain of the underwriters or their affiliates own memberships or trading rights on, and are subject to regulation by, one or more of CME, CBOT, NYMEX and COMEX. In addition, certain of the underwriters and/or their affiliates act as agents and/or lenders under the Bridge Credit Agreement. It is anticipated that the commitments under the Bridge Credit Agreement will be reduced on a dollar-for-dollar basis (subject to foreign exchange conversion costs) by the net proceeds from this offering. Each of the committees of CME Group’s exchanges and clearing house includes participation by representatives from a subset of their members; certain of the underwriters or their respective affiliates are members of CME Group’s exchanges and clearing house and participate in one or more of the committees of CME Group’s exchanges and clearing house.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and may actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially either series of notes offered hereby. Any such short positions could adversely affect future trading prices of either series of notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

The underwriters have represented and agreed that they have not and will not offer, sell, or deliver either series of notes, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to either series of notes, in any jurisdiction except under circumstances that will result in compliance with applicable laws and regulations and that will not impose any obligations on us except as set forth in the underwriting agreement.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Directive.

United Kingdom

Each underwriter has represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to CME Group; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (‘‘NI 33-105’’), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except:

•	to an institutional investor under Section 274 of the SFA or to a relevant person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the notes in Taiwan.

Settlement

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes on any date prior to the second business day before delivery thereof will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters relating to the notes will be passed upon for the underwriters by Latham  & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements of CME Group Inc. appearing in CME Group Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2017 (including the schedule appearing therein), and the effectiveness of CME Group Inc.’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Debt Securities

Class A Common Stock

Preferred Stock

Warrants

From time to time, we may offer debt securities, Class A Common Stock, Preferred Stock or warrants.

We will provide the specific terms of any offering and the offered securities in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

We may sell the securities to or through underwriters and also to other purchasers or through agents. The names of the underwriters will be stated in the prospectus supplements and other offering material. We may also sell securities directly to investors.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.

Our Class A Common Stock is listed on The NASDAQ Global Select Market under the symbol “CME.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks. You should carefully read and consider the risk factors included in our periodic reports, in any prospectus supplements relating to specific offerings of securities and in other documents that we file with the Securities and Exchange Commission. See “Risk Factors” on page 6.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of any of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 4, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may sell, from time to time, any combination of the securities described in this prospectus, in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time that securities are sold, a prospectus supplement or free writing prospectus containing specific information about the terms of that offering, including the securities offered, will be provided. The prospectus supplement or free writing prospectus may also add to, update or change information contained in this prospectus. Statements contained in this prospectus and any accompanying prospectus supplement or other offering material about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. You should read both this prospectus and any prospectus supplement or free writing prospectus together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in this prospectus or any prospectus supplement or free writing prospectus is accurate on any date other than the date of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any prospectus supplement or free writing prospectus is delivered or securities are sold on a later date. Neither the delivery of this prospectus or any applicable prospectus supplement or free writing prospectus nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or free writing prospectus or in our affairs since the date of this prospectus or any applicable prospectus supplement or free writing prospectus.

Unless otherwise stated or the context otherwise requires, in this prospectus the terms “CME Group,” “we,” “us” and “our” refer to CME Group Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy and information statements and other materials with the SEC pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including CME Group Inc., that file electronically with the SEC. Our reports, proxy statements and other materials can be located by reference to file numbers 001-31553 and 000-33379.

General information about us, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, is available free of charge through our Internet website at http://www.cmegroup.com. Information on our Internet website is not incorporated into this prospectus, any accompanying prospectus supplement or our other securities filings and is not a part of this prospectus or any such prospectus supplement or other securities filings.

INCORPORATION BY REFERENCE

The SEC’s rules allow “incorporation by reference” into this prospectus of information contained in documents that we file with the SEC. This permits us to disclose important information to you by referring you to those filed documents. Any information incorporated by reference is an important part of this prospectus, and any information that we file with the SEC and incorporate herein by reference (or that is so filed and deemed incorporated herein by reference) after the date of this prospectus will be deemed automatically to update and supersede this information. The following documents previously filed with the SEC are incorporated herein by reference (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (including portions of our definitive Proxy Statement for the 2015 Annual Meeting of Shareholders incorporated therein by reference).

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015.

•	Our Current Reports on Form 8-K filed with the SEC on January 6, 2015, January 15, 2015, January 20, 2015, January 26, 2015, February 5, 2015, March 9, 2015, March 24, 2015, May 26, 2015, May 29, 2015, November 10, 2015 and November 12, 2015.

•	The description of our Class A Common Stock contained in the prospectus included in our Registration Statement on Form S-1 (File No. 333-90106), as amended, which description is incorporated by reference in our Registration Statement on Form 8-A filed with the SEC on November 29, 2002 (File No. 001-31553), including any amendments or reports filed with the SEC for the purpose of updating such description.

Whenever after the date of this prospectus, and before the termination of the offering of the securities made under this prospectus, we file reports or documents under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, those reports and documents will be deemed to be incorporated by reference into this prospectus from the time they are filed (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules). Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus, excluding any exhibits other than exhibits that are specifically incorporated by reference in that information. Requests should be directed to the following address or telephone number:

CME Group Inc. 20 South Wacker Drive Chicago, Illinois 60606 Tel: 312-930-8491 Attention: Investor Relations

FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus and the documents incorporated by reference herein, as well as in our other written reports and verbal statements, that are not historical facts, including discussion of our expectations regarding our future performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “anticipate,” “could,” “estimate,” “intend,” “may,” “plan,” “expect” and similar expressions, including references to assumptions. These forward-looking statements are based on currently available competitive, financial and economic data, current expectations, estimates, forecasts and projections about the industries in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. Among the factors that might affect our performance are:

•	increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities;

•	our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our customers while maintaining reliability and ensuring that such technology is not vulnerable to security risks;

•	our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the swaps market;

•	our ability to adjust our fixed costs and expenses if our revenues decline;

•	our ability to maintain existing customers, develop strategic relationships and attract new customers;

•	our ability to expand and offer our products outside the United States;

•	changes in domestic and non-U.S. regulations, including the impact of any changes in domestic and non-U.S. laws or government policy with respect to our industry, such as any changes to regulations and policies that require increased financial and operational resources from us or our customers;

•	the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others;

•	decreases in revenue from our market data as a result of decreased demand;

•	changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure;

•	the ability of our financial safeguards package to adequately protect us from the credit risks of clearing members;

•	the ability of our compliance and risk management methods to effectively monitor and manage our risks, including our ability to prevent errors and misconduct and protect our infrastructure against security breaches and misappropriation of our intellectual property assets;

•	changes in price levels and volatility in the derivatives markets and in underlying equity, foreign exchange, interest rate and commodities markets;

•	economic, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers;

•	our ability to accommodate increases in contract volume and order transaction traffic and to implement enhancements without failure or degradation of the performance of our trading and clearing systems;

•	our ability to execute our growth strategy and maintain our growth effectively;

•	our ability to manage the risks and control the costs associated with our strategy for acquisitions, investments and alliances;

•	our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business;

•	industry and customer consolidation;

•	decreases in trading and clearing activity;

•	the imposition of a transaction tax or user fee on futures and options on futures transactions and/or repeal of the 60/40 tax treatment of such transactions;

•	the unfavorable resolution of material legal proceedings;

•	the seasonality of the futures business; and

•	other risks detailed in our filings with the SEC.

The factors identified above are believed to be important factors, but not necessarily all of the important factors, that could cause actual results to differ materially from those expressed in any forward-looking statement. Unpredictable or unknown factors could also have material adverse effects on us. All forward-looking statements included in this prospectus and in the documents incorporated by reference herein are expressly qualified in their entirety by the foregoing cautionary statements and by the risk factors included in this prospectus and in the documents we incorporate by reference. We caution you not to place undue reliance on any forward-looking statements. Except as required by law, rule or regulation, we undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

CME GROUP INC.

This summary highlights information about CME Group. Because it is a summary, it does not contain all the information you should consider before investing in our securities. You should read carefully this entire prospectus, any prospectus supplement and the documents that we incorporate herein and therein by reference, including the sections entitled “Risk Factors” and our financial statements and related notes. You may obtain a copy of the documents that we incorporate by reference without charge by following the instructions in “Where You Can Find More Information.”

Building on the heritage of the futures exchanges for which CME Group Inc. is the holding company, CME Group serves the risk management and investment needs of customers around the globe. We offer the widest range of global benchmark products across all major asset classes based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities and metals. Our products include both exchange-traded and privately negotiated futures and options contracts and swaps. We bring buyers and sellers together through our CME Globex electronic trading platform across the globe and our open outcry trading facilities in Chicago and New York City, and provide hosting, connectivity and customer support for electronic trading through our co-location services. Our CME Direct technology offers side-by-side trading of exchange-listed and privately negotiated markets. We provide clearing and settlement services for exchange-traded contracts, as well as for cleared swaps, and provide regulatory reporting solutions for market participants through our global repository services in the United States, the United Kingdom and Canada. Finally, we offer a wide range of market data services—including live quotes, delayed quotes, market reports and a comprehensive historical data service—and continue to expand into the index services business.

CME Group Inc. is a Delaware corporation incorporated in 2001. CME Group Inc.’s Class A Common Stock is listed on The NASDAQ Global Select Market under the symbol “CME.” Our principal executive offices are located at 20 South Wacker Drive, Chicago, Illinois 60606, and our telephone number is 312-930-1000.

RISK FACTORS

Investing in our securities involves risks. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included or incorporated by reference into this prospectus and any prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed subsequently to the Annual Report on Form 10-K, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. For more information, see “Where You Can Find More Information.” These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement or other offering material, we will use the net proceeds from the sale of the securities described in this prospectus for general corporate purposes. We may temporarily invest the net proceeds or use them to repay short term debt until they are used for their stated purpose.

DESCRIPTION OF DEBT SECURITIES

Senior and Subordinated Debt Securities

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a senior indenture dated as of August 12, 2008 between us and U.S. Bank National Association, as trustee, and subordinated debt securities will be issued under a subordinated indenture, to be entered into between us and U.S. Bank National Association, as trustee. This prospectus sometimes refers to the senior indenture and the subordinated indenture collectively as the indentures. The senior indenture and a form of the subordinated indenture have been filed as exhibits to the registration statement of which this prospectus forms a part.

We may also issue debt securities under a separate, new indenture. If that occurs, we will describe any differences in the terms of any series or issue of debt securities in the prospectus supplement relating to that series or issue.

The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures (and any amendments or supplements we may enter into from time to time as permitted under each indenture) and the debt securities, including the definitions therein of certain terms.

As used in this “Description of Debt Securities,” the terms “CME Group,” “we,” “our” and “us” refer to CME Group Inc., a Delaware corporation, and do not, unless otherwise provided, include subsidiaries of CME Group Inc.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of CME Group. The senior debt securities will rank equally with any of our other unsecured senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior debt, as defined, and described more fully, under “—Subordination,” to the extent and in the manner set forth in the subordinated indenture.

The indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture and will be equal in ranking.

In the event that our secured creditors, if any, exercise their rights with respect to our assets pledged to them, our secured creditors would be entitled to be repaid in full from the proceeds of those assets before those proceeds would be available for distribution to our other creditors, including the holders of debt securities of any series.

CME Group’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities of any series or to make any funds available to CME Group, whether by dividend, loan or other payment, unless such subsidiaries guarantee the debt securities issued by CME Group. Therefore, without such guarantees, the assets of CME Group’s subsidiaries will be subject to the prior claims of all their respective creditors, including the lenders under any credit facilities maintained by our subsidiaries and trade creditors of our subsidiaries. The payment of dividends or the making of loans or advances to CME Group by its subsidiaries may be subject to contractual, statutory or regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

Prospectus Supplement

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of the debt securities and whether they are senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of debt securities of such series;

•	the purchase price for the debt securities and the denominations of the debt securities, if other than denominations of $1,000 or any integral multiple of $1,000;

•	the date or dates upon which the debt securities are payable and whether the stated maturity date may be extended or the method used to determine or extend those dates;

•	the rate or rates at which the debt securities of the series shall bear interest, if any, which may be fixed or variable, or the method by which such rate or rates shall be determined;

•	the basis for calculating interest if other than a 360-day year of twelve 30-day months;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date, or the method by which such date or dates shall be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period;

•	any provisions that would determine payments on the debt securities by reference to any index, formula or other method, and the manner of determining the amount of such payments;

•	the place or places where payments on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the applicable indenture;

•	the rate or rates of amortization of the debt securities, if any;

•	our obligation or discretion, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which, the price or prices at which and the other terms and conditions upon which any debt securities of such series shall be redeemed, in whole or in part, pursuant to such obligation;

•	the terms and conditions, if any, regarding the mandatory conversion or exchange of debt securities;

•	the period or periods within which, the price or prices at which, and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at our option and, if other than by a board resolution, the manner in which any election by us to redeem the debt securities shall be evidenced;

•	any restriction or condition on the transferability of the debt securities of a particular series;

•	the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an event of default, as defined below, if other than the full principal amount;

•	the currency or currencies in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable or a description of any units based on or relating to a currency or currencies in which the debt securities will be denominated;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•	any deletions from or modifications or additions to the events of default or our covenants with respect to the applicable series of debt securities, and any provision for the suspension of certain covenants based on credit ratings or other criteria applicable to us or securities issued by us;

•	the application, if any, of the terms of the applicable indenture relating to defeasance and covenant defeasance, which terms are described below, to the debt securities;

•	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock, Preferred Stock or other securities or property;

•	whether we are issuing the debt securities in whole or in part in global form;

•	the depositary for global or certificated debt securities;

•	the names of any trustees, depositaries, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;

•	to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered on the record date for such interest, and the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable indenture;

•	if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined);

•	whether, under what circumstances and the currency in which we will pay any additional amounts on the debt securities as contemplated in the applicable indenture in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay such additional amounts (and the terms of any such option);

•	whether and the extent to which the debt securities are entitled to the benefits of any guarantees by any of our subsidiaries or any other form of guarantee;

•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities; and

•	any other specific terms of the debt securities not inconsistent with the indenture.

Unless otherwise specified in a prospectus supplement, the debt securities will not be listed on any securities exchange and will be issued in fully-registered form without coupons.

Holders of the debt securities may present their securities for exchange and may present registered debt securities for transfer in the manner described in the applicable prospectus supplement. Except as limited by the applicable indenture, we will provide these services without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer.

Debt securities may bear interest at a fixed rate or a variable rate, as specified in the prospectus supplement. In addition, if specified in the prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. We will describe in the prospectus supplement any special federal income tax considerations applicable to these discounted debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing senior debt of CME Group.

Under the subordinated indenture, senior debt means all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the subordinated indenture or thereafter incurred or created:

•	the principal of (and premium, if any) and interest due on our indebtedness for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us;

•	any of our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

•	all of our obligations for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•	all of our obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us).

However, senior debt does not include:

•	any indebtedness which, by its terms or the terms of the instrument creating or evidencing it, expressly provides that it has a subordinate or equal right of payment with the subordinated debt securities;

•	indebtedness incurred in the form of trade accounts payable or accrued liabilities arising in the ordinary course of business;

•	any indebtedness of CME Group to any of its subsidiaries;

•	any liability for federal, state, local or other taxes owed or owing by us; and

•	the portion of indebtedness we may incur in violation of the subordinated indenture.

Senior debt shall continue to be senior debt and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior debt.

Unless otherwise noted in the prospectus supplement, if we default in the payment of any principal of (or premium, if any) or interest on any senior debt when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the senior debt, including amounts due on acceleration, before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occurs, we will pay in full all senior debt before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•	any dissolution or winding-up or liquidation or reorganization of CME Group, whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

•	any general assignment by us for the benefit of creditors; or

•	any other marshaling of our assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of senior debt in accordance with the priorities then existing among such holders until all senior debt has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the subordinated indenture and before all the senior debt has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the senior debt at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all senior debt remaining unpaid to the extent necessary to pay all such senior debt in full.

The subordinated indenture does not limit the issuance of additional senior debt.

Restrictive and Maintenance Covenants

We will describe any restrictive and maintenance covenants, including restrictions on any subsidiary, for any series of debt securities in the prospectus supplement and/or other offering material for each offering of such debt securities.

Consolidation, Merger, Sale of Assets and Other Transactions

Unless otherwise noted in a prospectus supplement, we will not merge with or into or consolidate with any other person or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any other person other than a direct or indirect wholly-owned subsidiary of ours, and we will not permit any person (other than a direct or indirect wholly-owned subsidiary of ours) to merge with or into or consolidate with us or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

•

we are the surviving corporation or, in case we merge into or consolidate with another person or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person, the person into which we are merged or formed by such consolidation or the person which acquires or leases all or substantially all of our properties and assets is a corporation, partnership or trust organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of our obligations under the applicable indenture;

•	immediately after giving effect to such transaction, no default or event of default under the applicable indenture has occurred and is continuing; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable indenture provisions described in this paragraph and that all conditions precedent provided for in the applicable indenture relating to such transaction have been complied with.

Events of Default, Notice and Waiver

Unless a prospectus supplement states otherwise, the following shall constitute events of default under the indentures with respect to each series of debt securities:

•	our failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;

•	our failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

•	our failure to observe or perform any other of its covenants or warranties with respect to such debt securities for 90 days after we receive notice of such failure;

•	certain events of bankruptcy, insolvency or reorganization of CME Group; and

•	any other event of default provided with respect to debt securities of that series.

If an event of default with respect to any debt securities of any series outstanding under either of the indentures shall occur and be continuing, the trustee under such indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an event of default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Any past default under either indenture with respect to debt securities of any series, and any event of default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such indenture, except in the case of (1) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (2) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

The trustee is required within 90 days after the occurrence of an event of default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such event of default.

The trustee, subject to its duties during an event of default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which an event of default has occurred before proceeding to exercise any right or power under the indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that such direction shall not be in conflict with any rule of law or with the applicable indenture and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

No holder of a debt security of any series may institute any action against us under either of the indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless:

•	the holder has given to the trustee written notice of an event of default and of the continuance thereof with respect to the debt securities of such series specifying an event of default, as required under the applicable indenture;

•	the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee shall not have instituted such action within 60 days of such request; and

•	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the debt securities of that series.

We are required to furnish periodically to the trustee statements as to our compliance with all conditions and covenants under each indenture.

Discharge, Defeasance and Covenant Defeasance

We may discharge or defease our obligations under the indenture as set forth below, unless otherwise indicated in a prospectus supplement.

We may discharge certain obligations to holders of any series of debt securities issued under either the senior indenture or the subordinated indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not previously delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be, and we have paid all other sums payable under the applicable indenture.

If indicated in a prospectus supplement, we may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant indenture) (referred to as defeasance) or (2) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (referred to as covenant defeasance), upon the deposit with the relevant indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (1) above, must refer to and be based upon a ruling of the IRS or a change in applicable federal income tax law occurring after the date of the relevant indenture. In addition, in the case of either defeasance or covenant defeasance, we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

Under the indentures, we and the applicable trustee may supplement the indentures for certain purposes which would not have a material adverse effect on the interests or rights of the holders of debt securities of a series without the consent of those holders. We and the applicable trustee may also modify the indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the indenture. However, the indentures require the consent of each holder of debt securities that would be affected by any modification which would:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt securities of any series;

•	reduce the principal amount of, or the rate of interest on, or any premium payable upon the redemption of, any debt securities of any series;

•	change our obligation to pay any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities, as the case may be, except as otherwise contemplated by the applicable indenture;

•	reduce the amount of principal of an original issue discount debt security or any other debt security that would be payable upon declaration of acceleration of the maturity thereof;

•	change the place of payment where, or the currency in which, any debt security or any premium or interest thereon is payable;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security on or after the stated maturity thereof (or in the case of a redemption, on or after the redemption date);

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indentures or for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults thereunder and their consequences;

•	make any change that adversely affects the right to convert or exchange any debt security or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security; or

•	modify any of the above provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

The indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indentures which is affected by the modification or amendment to waive our compliance with certain covenants contained in the indentures.

The subordinated indenture may not be amended to alter the subordination of any outstanding subordinated debt securities without the consent of each holder of then outstanding senior indebtedness that would be adversely affected by the amendment.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All monies paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security shall thereafter, as an unsecured general creditor, look only to us for payment thereof.

Global Debt Securities

We may issue registered debt securities in global form. This means that one “global” debt security would be issued to represent a number of registered debt securities. The denomination of the global debt security would equal the aggregate principal amount of all registered debt securities represented by that global debt security.

We will deposit any registered debt securities issued in global form with a depositary, or with a nominee of the depositary, that we will name in the applicable prospectus supplement for each offering of such debt securities. Any person holding an interest in the global debt security through the depositary will be considered the “beneficial” owner of that interest. A “beneficial” owner of a security is able to enjoy rights associated with ownership of the security, even though the beneficial owner is not recognized as the legal owner of the security. The interest of the beneficial owner in the security is considered the “beneficial interest.” We will register the debt securities in the name of the depositary or the nominee of the depositary, as appropriate.

The depositary or its nominee may only transfer a global debt security in its entirety and only in the following circumstances:

•	by the depositary for the registered global security to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or to another nominee of the depositary; or

•	by the depositary or the nominee of the depositary to a successor of the depositary or to a nominee of the successor.

These restrictions on transfer would not apply to a global debt security after the depositary or its nominee, as applicable, exchanged the global debt security for registered debt securities issued in definitive form.

We will describe the specific terms of the depositary arrangement with respect to any series of debt securities represented by a registered global security in the prospectus supplement for the offering of that series. We anticipate that the following provisions will apply to all depositary arrangements for debt securities represented by a registered global security.

Ownership of beneficial interests in a registered global security will be limited to (1) participants that have accounts with the depositary for the registered global security and (2) persons that may hold interests through those participants. Upon the issuance of a registered global security, the depositary will credit each participant’s account on the depositary’s book-entry registration and transfer system with the principal amount of debt securities represented by the registered global security beneficially owned by that participant. Initially, the dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts that the depositary should credit.

Ownership of beneficial interests in the registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary for the registered global security, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that purchasers of securities regulated by the laws of those states take physical delivery of the securities in definitive form. Those laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.

As long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, that depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the applicable indenture. Owners of beneficial interests in a registered global security generally will not:

•	be entitled to have the debt securities represented by the registered global security registered in their own names;

•	receive or be entitled to receive physical delivery of the debt securities in definitive form; and

•	be considered the owners or holders of the debt securities under the applicable indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if that person owns through a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the applicable indenture.

We understand that under existing industry practices, if we request any action of holders of debt securities or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder of debt securities is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal, any premium and any interest on a registered global security to the depositary or its nominee. None of CME Group, the trustee or any other agent of CME Group or of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any registered global security, upon receipt of any payment of principal (or premium, if any) or interest in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary.

We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security owned through the participants.

We will issue our debt securities in definitive form in exchange for a registered global security, if the depositary for such registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and if a successor depositary registered as a clearing agency under the Exchange Act is not appointed within 90 days and under such other circumstances, if any, as may be described in an applicable prospectus supplement. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by a registered global security and, in such event, will issue debt securities of the series in definitive form in exchange for the registered global security.

We will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary shall instruct the trustee. We expect that the depositary will base these instructions upon directions received by the depositary from participants with beneficial interests in the registered global security.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable, in which case the Trust Indenture Act will govern.

Concerning the Trustee

We anticipate appointing U.S. Bank National Association, the trustee under the indentures, as the paying agent, conversion agent, registrar and custodian with regard to the debt securities. As of the date of this prospectus, U.S. Bank National Association is a lender under our multi-currency revolving senior credit facility and under the 364-day multi-currency revolving secured credit facility of our subsidiary Chicago Mercantile Exchange Inc. The trustee or its affiliates may in the future provide banking and other services to us and our subsidiaries in the ordinary course of their respective businesses.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock. The following description is a summary and is qualified in its entirety by reference to our certificate of incorporation, our bylaws and the relevant provisions of Delaware law.

As used in this “Description of Capital Stock,” the terms “CME Group,” “we,” “our” and “us” refer to CME Group Inc., a Delaware corporation, and do not, unless otherwise provided, include subsidiaries of CME Group Inc.

General

Our authorized capital stock of 1,010,003,138 shares consists of the following:

•	1,000,000,000 authorized shares of Class A Common Stock, par value $.01 per share (the “Class A Common Stock”);

•	625 authorized shares of Class B-1 Common Stock, par value $.01 per share (the “Class B-1 Common Stock”);

•	813 authorized shares of Class B-2 Common Stock, par value $.01 per share (the “Class B-2 Common Stock”);

•	1,287 authorized shares of Class B-3 Common Stock, par value $.01 per share (the “Class B-3 Common Stock”);

•	413 authorized shares of Class B-4 Common Stock, par value $.01 per share (the “Class B-4 Common Stock”); and

•	10,000,000 authorized shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”).

The term “Class B Common Stock” means, collectively, Class B-1 Common Stock, Class B-2 Common Stock, Class B-3 Common Stock and Class B-4 Common Stock. As of October 14, 2015, there were 338,233,253 shares of Class A Common Stock, 625 shares of Class B-1 Common Stock, 813 shares of Class B-2 Common Stock, 1,287 shares of Class B-3 Common Stock and 413 shares of Class B-4 Common Stock issued and outstanding. As of October 14, 2015, there were no shares of Preferred Stock issued and outstanding. From time to time in this prospectus, we refer to the Class A Common Stock and Class B Common Stock collectively as the common stock.

Common Stock

With the exception of the matters reserved to holders of Class B Common Stock, holders of common stock vote together on all matters for which a vote of common shareholders is required. In these votes, each holder of shares of Class A Common Stock or Class B Common Stock has one vote per share. Matters reserved to the holders of Class B Common Stock, votes applicable to each class of Class B Common Stock in these matters and certain voting restrictions on holders of Class B Common Stock are described below under “—Additional Provisions of Class B Common Stock.”

Holders of common stock are entitled to receive, and to share equally on a per share basis in, such dividends and other distributions, if any, as may be declared by our board of directors, subject to the rights of holders of Preferred Stock. Holders of our common stock have no conversion, preemptive or subscription rights. In the event of any liquidation, dissolution or winding up of CME Group, holders of common stock are entitled to receive any amounts available for distribution to holders of common stock after the payment of, or provision for, obligations of CME Group and any preferential amounts payable to holders of any outstanding shares of Preferred Stock.

Additional Provisions of Class B Common Stock

The Class B Common Stock comprises four classes with the following characteristics:

Class	Authorized Number of Shares	Associated Exchange Membership	Number of Directors Class Can Elect	Number of Votes Per Share on “Core Rights”
Class B-1 Common Stock	625	CME Division	3	6
Class B-2 Common Stock	813	International Monetary Market Division	2	2
Class B-3 Common Stock	1,287	Index and Option Market Division	1	1
Class B-4 Common Stock	413	Growth and Emerging Markets Division	0	1/6

Associated Exchange Membership. Each class of Class B Common Stock is associated with a membership in a specific division for trading at Chicago Mercantile Exchange Inc. (“CME”). A CME trading right is a separate asset that is not part of or evidenced by the associated share of Class B Common Stock. The Class B Common Stock is intended only to ensure that the holders of Class B Common Stock retain rights with respect to representation on our board of directors and approval rights with respect to the Core Rights described below.

Commitment to Open Outcry. Our certificate of incorporation includes a commitment to maintain open outcry floor trading on CME for a particular traded product as long as the open outcry market meets any of the liquidity tests specified in our certificate of incorporation. The commitment requires us to maintain a facility for conducting business, for disseminating price information and for clearing and delivery and to provide reasonable financial support for technology, marketing and research for open outcry markets. If, as a result of a failure to meet the liquidity tests, an open outcry market is not deemed “liquid,” our board of directors may determine whether that market will be closed.

Voting on Core Rights. Holders of shares of our Class B Common Stock have the right to approve changes to specified rights relating to the trading privileges at CME associated with those shares. These “Core Rights” consist of:

•	the allocation of products that a holder of trading rights is permitted to trade through CME;

•	the trading floor access rights and privileges of a member;

•	the number of memberships in each membership class and the number of authorized and issued shares of Class B Common Stock associated with that class; and

•	the eligibility requirements for any person to exercise any of the trading rights or privileges of members in CME.

Votes on changes to Core Rights are weighted by class. Each class of Class B Common Stock has the following number of votes on matters relating to Core Rights: Class B-1 Common Stock, six votes per share; Class B-2 Common Stock, two votes per share; Class B-3 Common Stock, one vote per share; and Class B-4 Common Stock, one-sixth of one vote per share. Any change to Core Rights must be approved by a majority of the aggregate votes cast by the holders of the Class B Common Stock present (in person or by proxy) and voting at the meeting of holders of Class B Common Stock called for the purpose of voting on the proposed change, provided that holders of at least a majority of the aggregate number of votes entitled to vote on the matter are present at such meeting. Under Delaware law, changes to the number of authorized shares of a class also require the approval of the holders of a majority of the outstanding shares of that class. Holders of shares of Class A Common Stock do not have the right to vote on changes to Core Rights.

Based on the number of shares of each class of Class B Common Stock currently outstanding, because of the weighted voting mechanism for the Class B Common Stock with respect to changes to Core Rights, a change to Core Rights, other than a change to the number of authorized shares of Class B-2 Common Stock, Class B-3

Common Stock or Class B-4 Common Stock, may be effected by the approval of the holders of the Class B-1 Common Stock, even though the holders of shares of the other classes of Class B Common Stock voted against the change.

Election of Directors. Our certificate of incorporation provides that the number of directors that shall constitute the whole board of directors shall be fixed exclusively by one or more resolutions adopted by our board of directors, which number shall be no more than 30. Holders of Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common Stock have the right to elect six directors to our board of directors, of which three (the “Class B-1 Directors”) are elected by the holders of Class B-1 Common Stock, two (the “Class B-2 Directors”) are elected by the holders of Class B-2 Common Stock and one (the “Class B-3 Director”) is elected by the holders of Class B-3 Common Stock. We refer to the Class B-1 Directors, the Class B-2 Directors and the Class B-3 Director collectively as the “Class B Directors.” The directors that are not Class B Directors, which we refer to as equity directors, are elected by the holders of the Class A Common Stock and Class B Common Stock, voting together as a class. Nominees for election as equity directors are nominated for election by our board of directors upon the recommendation of the nominating committee of our board of directors. The holders of shares of Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common Stock have the right to elect nominating committees for their respective class, which are responsible for nominating candidates for election to the board of directors by their class. Our certificate of incorporation requires that director candidates for election by a class of Class B Common Stock own, or be recognized as the owner for the purposes of CME of, at least one share of that class. As of the date of this prospectus, the number of directors that constitutes the whole board of directors is 24.

Voting Restrictions. Our certificate of incorporation provides that, for so long as any person or group of persons acting in concert beneficially own 15% or more of the outstanding shares of any class of Class B Common Stock, then in any election of directors elected by that class or other exercise of voting rights with respect to Core Rights or with respect to the election or removal of directors, such person or group is only entitled to vote a number of shares of that class of Class B Common Stock that constitutes a percentage of the total number of outstanding shares of that class which is less than or equal to the percentage of Class A Common Stock beneficially owned by such person or group.

Transfer Restrictions. Shares of Class B Common Stock are subject to transfer restrictions contained in our certificate of incorporation. These transfer restrictions prohibit the sale or transfer of any shares of Class B Common Stock separate from the sale of the associated membership interest in CME. No membership in CME may be sold unless the purchaser also acquires the associated share of Class B Common Stock.

Preferred Stock

We are authorized to issue up to 10 million shares of Preferred Stock. Our certificate of incorporation authorizes the issuance of shares of Preferred Stock in one or more series at such times and for such consideration as our board of directors may determine and authorizes our board of directors to fix the relative powers, rights, designations, preferences, qualifications, limitations and restrictions of the shares of each wholly unissued series. Our board of directors may fix the number of shares of each series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by our shareholders. Our board of directors may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock.

When CME Group issues Preferred Stock, we will provide specific information about the particular series being offered in a prospectus supplement. This information will include some or all of the following:

•	the title or designation of the series;

•	the number of shares of the series, which the board of directors of CME Group may thereafter (except where otherwise provided in the designations for such series) increase or decrease (but not below the number of shares of such series then outstanding);

•	whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

•	the conditions upon which and the dates at which dividends, if any, will be payable, and the relation that such dividends, if any, will bear to the dividends payable on any other series or classes of stock;

•	the redemption rights and price or prices, if any, for shares of the series and at whose option such redemption may occur, and any limitations, restrictions or conditions on such redemption;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on and the preferences, if any, of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of CME Group;

•	whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security of CME Group or any other entity, and, if so, the specification of such other class or series or such other security, the conversion price or prices or exchange rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

•	whether the Preferred Stock being offered will be listed on any securities exchange;

•	if necessary, a discussion of certain federal income tax considerations applicable to the Preferred Stock being offered;

•	the voting rights, in addition to the voting rights provided by law, if any, of the holders of shares of such series; and

•	any other relative rights, preferences, limitations and powers not inconsistent with applicable law, our certificate of incorporation then in effect or our bylaws then in effect.

Upon issuance, the shares of Preferred Stock will be fully paid and non-assessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds.

Indemnification of Directors and Executive Officers and Limitation of Liability

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended.

As permitted by Delaware law, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our shareholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or (4) for any transaction from which the director derived an improper personal benefit.

As permitted by Delaware law, our certificate of incorporation and our bylaws provide that (1) we shall indemnify our directors and officers and former directors and officers to the fullest extent permitted by law; (2) such indemnification includes the right to advancement of expenses, if we have received an undertaking by the person receiving such advance to repay all amounts advanced if it should be determined that he or she is not entitled to be indemnified by us; and (3) the rights to indemnification conferred in our certificate of incorporation and our bylaws are not exclusive.

Exclusive Forum

Our bylaws provide that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, shareholders, employees or agents to us or our shareholders, (iii) any action asserting a claim against us or any of our directors, officers, shareholders, employees or agents arising out of or relating to any provision of the DGCL or our certificate of incorporation or bylaws, or (iv) any action asserting a claim against us or any of our directors, officers, shareholders, employees or agents governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding described in clauses (i) through (iv) of this paragraph, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.

Other Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation and bylaws include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Filling Vacancies on the Board of Directors. Our certificate of incorporation provides that vacancies on our board of directors may be filled by a majority of our board of directors, and any director elected to fill such a vacancy will have the same remaining term as that of his or her predecessor, but any Class B vacancy must be filled from among the candidates who ran in the previous election for that directorship with the candidates being selected to fill the vacancy in the order of the aggregate number of votes received in the previous election. The inability of shareholders to fill vacancies on our board of directors will make it more difficult to change the composition of our board of directors.

Advance Notice Requirements. Our bylaws establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of shareholders. These procedures provide that notice of shareholder proposals must be timely and given in writing to our Secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be delivered to our Secretary at our principal executive offices not fewer than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders. The notice must contain the information required by our bylaws, including information regarding the proposal and the proponent.

Special Meetings of Shareholders. Our certificate of incorporation and bylaws deny shareholders the right to call a special meeting of shareholders. Our certificate of incorporation and bylaws provide that only the chairman of our board or a majority of the board of directors may call special meetings of the shareholders.

No Written Consent of Shareholders. Our certificate of incorporation requires all shareholder actions to be taken by a vote of the shareholders at an annual or special meeting and does not permit the shareholders to act by written consent, without a meeting.

Amendment of Certificate of Incorporation and Bylaws. Our certificate of incorporation generally requires the approval of not less than two-thirds of the voting power of all outstanding shares of common stock entitled to vote to amend any bylaws by shareholder action or the certificate of incorporation provisions, other than those with respect to filling vacancies on the board of directors, described in this “—Other Certificate of Incorporation and Bylaw Provisions” section. Only our Class B shareholders may amend provisions of our certificate of incorporation relating to the Core Rights described above.

Delaware Takeover Statute

We are subject to Section 203 of the DGCL (“Section 203”). Subject to exceptions set forth in Section 203, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include generally:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder except (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation, which securities were outstanding prior to the time that the interested stockholder became such, (b) pursuant to a merger of a parent and a wholly-owned subsidiary meeting specified criteria, (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the corporation which security is distributed pro rata to all holders of a class or series of stock of the corporation subsequent to the time the interested stockholder became such, (d) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock or (e) any issuance or transfer of stock by the corporation; provided however, that in no case under the provisions described in the immediately-preceding clauses (c) through (e) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person.

Transfer Agent

The Transfer Agent and Registrar for our Class A Common Stock is Computershare Trust Company, N.A.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, Class A Common Stock or Preferred Stock, collectively referred to as the underlying warrant securities, and such warrants may be issued independently or together with any of the underlying warrant securities and may be attached to or separate from such underlying warrant securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the specific terms of any warrants offered thereby, including:

•	the title or designation of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies or currency units, in which the exercise price of such warrants may be payable;

•	the designation, aggregate principal amount and terms of the underlying warrant securities purchasable upon exercise of such warrants, and the procedures and conditions relating to the exercise of the warrant securities;

•	the price at which the underlying warrant securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying warrant securities with which such warrants are issued and the number of such warrants issued with each such underlying warrant security;

•	if applicable, the currency or currencies, including composite currencies or currency units, in which any principal, premium, if any, or interest on the underlying warrant securities purchasable upon exercise of such warrants will be payable;

•	if applicable, the date on and after which such warrants and the related underlying warrant securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if necessary, a discussion of certain federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

RATIOS OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. No shares of our Preferred Stock were outstanding during such periods. Accordingly, the ratio of earnings to combined fixed charges and preference dividends is not separately stated from the ratio of earnings to fixed charges.

	Nine Months Ended September 30, 2015	Year Ended December 31,
		2014	2013	2012	2011	2010
Ratio of earnings to fixed charges(1)	15.66x	14.07x	10.67x	12.62x	16.02x	12.44x

(1)	The ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” consist of earnings before income taxes, plus fixed charges, and “fixed charges” consist of interest incurred and an estimate of the interest within rental expense.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement or other offering material, Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois, will pass upon certain legal matters for us in connection with the securities offered by this prospectus.

Underwriters, dealers or agents, if any, which we will identify in the applicable prospectus supplement and other offering material, may have their counsel pass upon certain legal matters in connection with the securities offered by this prospectus.

EXPERTS

The consolidated financial statements of CME Group Inc. appearing in CME Group Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014, and the effectiveness of CME Group Inc.’s internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$1,200,000,000

CME Group Inc.

$500,000,000 3.750% Notes due 2028

$700,000,000 4.150% Notes due 2048

Prospectus Supplement

June 14, 2018

Joint Book-Running Managers

J.P. Morgan

Barclays

BofA Merrill Lynch

BMO Capital Markets

Credit Suisse

Lloyds Securities

MUFG

Wells Fargo Securities

Co-Managers

Loop Capital Markets

TD Securities

US Bancorp

BNP PARIBAS

Deutsche Bank Securities

The Williams Capital Group, L.P.

Penserra Securities LLC